As filed with the Securities and Exchange Commission on November 29, 1999
                                                     Registration No. 333-87985

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             --------------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     under
                          The Securities Act of 1933
                             --------------------
                                  eBenX, Inc.
            (Exact name of registrant as specified in its charter)

      Minnesota                     7389                  41-1758843
   (State or other           (Primary Standard         (I.R.S. Employer
   jurisdiction of               Industrial             Identification
   incorporation or         Classification Code            Number)
    organization)                 Number)
                             --------------------
                      5500 Wayzata Boulevard, Suite 1450
                       Minneapolis, Minnesota 55416-1241
                                (612) 525-2700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Scott P. Halstead
                                  eBenX, Inc.
                      5500 Wayzata Boulevard, Suite 1450
                       Minneapolis, Minnesota 55416-1241
                                (612) 525-2700
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             --------------------

                                  Copies to:

         KENNETH L. CUTLER                      LELAND E. HUTCHINSON
        SCOTT L. BARRINGTON                       GREGORY J. BYNAN
         SCOTT A. NICHOLAS                        Winston & Strawn
        Dorsey & Whitney LLP                    35 West Wacker Drive
       220 South Sixth Street                 Chicago, Illinois 60601
 Minneapolis, Minnesota 55402-1498                 (312) 558-5600
           (612) 340-2600
                             --------------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                             --------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 29, 1999

                                  [eBenX LOGO]

                                5,000,000 Shares

                                  Common Stock

  This is our initial public offering and no public market currently exists for our common stock. We expect that our common stock will trade on the Nasdaq National Market under the symbol "EBNX." We anticipate that the initial public offering price will be between $10.50 and $12.50 per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 4.

                                --------------

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................   $       $
Underwriting Discounts.........................................   $       $
Proceeds to eBenX..............................................   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of our common stock to cover overallotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of our common
stock to purchasers on     , 1999.

                                --------------

Robertson Stephens

             Warburg Dillon Read LLC

                                                      Thomas Weisel Partners LLC

                   The date of this prospectus is     , 1999.

  We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Information on the eBenX and Network Management Services, Inc. Web sites are not part of this prospectus.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   4
Forward-Looking Statements ..............................................  13
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  17
Business.................................................................  24
Management...............................................................  38
Certain Transactions.....................................................  46
Principal Shareholders...................................................  47
Description of Capital Stock.............................................  49
Shares Eligible for Future Sale..........................................  50
Underwriting.............................................................  52
Legal Matters............................................................  54
Experts..................................................................  54
Additional Information...................................................  54
Index to Consolidated Financial Statements............................... F-1

                             ---------------------

  BEN-NET(R) is a registered trademark and WebElect(R) is a registered service mark of eBenX. eBenX(TM), BenX(TM) and Benefit Exchange Network(TM) are also our trademarks.

         This graphic depicts eBenx, Inc.'s relationship to various other organizations. The top left corner of the graphic contains the following title:
"The eBenX group health insurance e-commerce exchange." The bottom left corner of the graphic contains a list with the heading "BUYER CUSTOMERS." This list contains the following names: American Medical Response, American Red Cross, Bass Hotels & Resorts, Bell Atlantic, Chevron, Dayton Hudson, Georgia-Pacific, GE Capital Services, KPMG, Northwest Airlines, PepsiCo, Promus Hotels, Reader's Digest, R.R. Donnelley, W.W. Grainger, and White Consolidated. The top right corner of the graphic contains a list with the heading "HEALTH PLAN CONNECTIONS." This list contains the following names: Aetna, Inc. Plans, Blue Cross Blue Shield Plans, CIGNA Health Plans, Inc., Delta Dental, Harvard Pilgrim Health Care, Kaiser Foundation Health Plan, Merck-Medco, PacifiCare Health Systems and UnitedHealth Group Corporation Plans. The bottom right corner of the graphic contains the word "eBenX" in large bold font. The first "e" in the word "eBenX" is italicized. The large "X" in "eBenX" is comprised of two slashes. The slash that rises from left to right is in unbolded font. The slash that lowers from left to right is thick and contains six thin white spaces running through it, parallel with the text of the word "eBenX." Additionally, the slash that lowers from left to right ends slightly below the bottom of the rest of the word "eBenX." Below the word "eBenX" and beginning immediately after the "B" in "eBenX" in smaller font is the italicized phrase "The Benefit Exchange Network."

         There are a number of icons in this graphic. Next to the list of "Buyer Customers," there is one building labeled "Employer"; underneath the title "The eBenX group health insurance e-commerce exchange" there are a row of four servers labeled "Procurement," "Enrollment and Eligibility Maintenance," "Customer Service," and "Financial Engine"; and between the building labeled "Employer" and the set of servers there is a server labeled "Human Resource Systems." To the left of the list of "Health Plan Connections" there is a row of four buildings labeled "Health Plans"; to the left of the large word "eBenX," there is a block figure that casts a shadow labeled "Employee"; and between the block figure and the row of buildings labeled "Health Plans," there is a computer terminal labeled in bold "eBenX.com." Between the building labeled "Employer" and the block figure, there is a set of three block figures labeled "Broker." Between the computer terminal and the row of four buildings located at the top left corner of the graphic there is a server labeled "Data and Rules."

         The computer terminal is connected to the following icons with slightly curved yellow arrows that point both ways: the block figure labeled "Employee," the set of block figures labeled "Broker," the building labeled "Employer," and one arrow for each of the buildings in the row of four buildings entitled "Health Plans." There are four straight blue arrows connecting the server labeled "Data and Rules" with each of the four servers located at the top left corner. Finally, there is a line simulating a computer cable connecting the computer terminal with the server labeled "Data and Rules."

                                    SUMMARY

  Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in shares of our common stock.

                                  eBenX, Inc.

  We provide business-to-business e-commerce and connectivity solutions to employers and health plans for the purchase, eligibility administration and premium payment of group health insurance benefits. Through our proprietary and licensed technology, we facilitate the flow of employee and dependent eligibility and financial data between employer purchasers of group health insurance benefits and health plan suppliers. The plan information, data and financial exchange requirements in this $600 billion market are extremely complex. Our proven Web-enabled services and high volume eligibility and financial data transmission systems, or pipelines, provide the critical connectivity necessary for employers and health plans to communicate electronically. Today, we connect customers such as Bell Atlantic Corporation, PepsiCo, Inc., Northwest Airlines Corporation, GE Capital Services Corporation, Promus Hotels Corporation and R.R. Donnelley & Sons Company to their wide array of health plan trading partners. In 1998, Bell Atlantic, Northwest Airlines and PepsiCo accounted for approximately 50% of our revenue.

  The widespread acceptance of the Internet as a business communications platform has created a foundation for business-to-business e-commerce that enables employers and health plans to streamline complex processes, lower costs and improve productivity. The purchasing, eligibility administration and premium payment process is encumbered by inefficient procedures for gathering and transferring data and executing payment transactions. These inefficiencies, along with other factors unique to the group health insurance benefits market, create an environment which is conducive to e-commerce solutions. However, unlike other e-commerce products and services, such as buying books or individual insurance, the complexities of the group health insurance benefits market require an extensive understanding of the purchasing and administration of, and payment for, group health insurance benefits and advanced technology. Currently, employers and health plans face the following challenges:

  . fragmented marketplace: multi-site, multi-state employers must purchase health insurance from multiple, locally-based health plans;

  . increasing costs: employers face pressure to purchase benefits more effectively due to the escalating costs of providing group health insurance benefits to employees and retirees;

  . complex data: employers and health plans must exchange complex, detailed and dynamic data in multiple formats using various system platforms;

  . complex pricing and payment reconciliation: employers and health plans must establish price on a case-by-case basis and continually reconcile complex billing and settlement transactions; and

  . government regulation: federal, state and local laws and regulations burden the process of purchasing group health insurance benefits through additional reporting and coverage requirements.

  We are pioneering the use of the Internet to automate the purchase, eligibility administration and premium payment process for the group health insurance benefits market. By using our proprietary and licensed technology we enable employers to streamline the administrative process and make purchasing decisions in a more competitively priced market. Based on our six years of industry experience with Fortune 1000 companies, we have developed a technology platform that automates the data exchange, payment and reconciliation process in this market. In 1999, we extended this technology platform to enable enrollment data collection and plan information distribution, thus creating an integrated end-to-end e-commerce solution consisting of front-end and back-end processing components for the group health insurance benefits market.

  Our technology platform enables us to introduce what we believe is the first fully integrated end-to-end e-commerce solution for the procurement of group health insurance benefits. We believe that with this technology platform and our industry expertise we can fundamentally change the way group health insurance benefits are purchased. Using this e-commerce solution, our near-term strategy is to increase our penetration of, and service offerings to, the Fortune 1000 market, to leverage our technology through relationships with insurance brokers to penetrate the mid-size employer market and to establish additional strategic relationships.

                                  The Offering

 Common stock offered................................ 5,000,000 shares
 Common stock to be outstanding after this offering.. 15,054,068 shares
 Use of proceeds..................................... We intend to use the net proceeds of this offering
                                                      for general corporate
                                                      purposes, including
                                                      working capital, sales
                                                      and marketing
                                                      expenditures, development
                                                      of new products and
                                                      services, investment in
                                                      technology infrastructure
                                                      and possible
                                                      acquisitions. See "Use of
                                                      Proceeds."
 Proposed Nasdaq National Market symbol.............. EBNX

  Common stock to be outstanding after this offering does not include:

  . 3,346,353 shares issuable upon exercise of outstanding stock options under existing stock option plans;

  . 66,135 shares issuable upon exercise of outstanding warrants; and

  . 3,964,422 shares available for future grant or issuance under our stock option plans.

  See "Management--Employee Benefit Plans," "Description of Capital Stock" and
Note 4 of "Notes to Consolidated Financial Statements" beginning on page F-9.

                              --------------------

  Our headquarters are located at 5500 Wayzata Boulevard, Suite 1450, Minneapolis, Minnesota 55416-1241 and our telephone number is (612) 525-2700. Our Web site addresses are www.ebenx.com and www.networkmanagementinc.com. In September 1999, we changed our name from Network Management Services, Inc. to eBenX, Inc.

  Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters' overallotment option is not exercised, reflects the conversion of all outstanding preferred stock into common stock immediately prior to the commencement of this offering and a three-for-one split of our common stock effective immediately prior to this offering.

                             Summary Financial Data
                     (in thousands, except per share data)

                                                                    Nine Months
                                                                  Ended September
                                Year Ended December 31,                 30,
                          --------------------------------------  ----------------
                           1994    1995   1996    1997    1998     1998     1999
                          ------  ------ ------  ------  -------  -------  -------
                                                                    (unaudited)
Statement of Operations
  Data:
Net revenue.............  $  904  $2,497 $4,360  $7,093  $10,122  $ 6,669  $11,746
(Loss) income from
  operations............    (177)     31   (779)   (713)  (1,186)  (1,125)  (3,022)
Net (loss) income.......    (166)     62   (581)   (500)  (1,042)  (1,024)  (2,702)
Basic and diluted net
  (loss) income per
  share.................  $ (.05) $  .02 $ (.18) $ (.15) $  (.30) $  (.30) $  (.77)
Shares used in basic and
  diluted net income
  (loss) per share......   3,234   3,298  3,313   3,376    3,463    3,457    3,517
Pro forma basic and
  diluted net loss per
  share.................                                    (.16)             (.33)
Shares used in pro forma
  net loss
  per share.............                                   6,485             8,103

                                                     September 30, 1999
                                              --------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                              ---------- --------- -----------
                                                        (unaudited)
Balance Sheet Data:
Cash and cash equivalents....................   $7,290    $7,290     $60,015
Working capital..............................    9,162     9,162      61,887
Total assets.................................   13,417    13,417      66,142
Long-term obligations, net of current
  portion....................................      --        --          --
Total shareholders' equity (deficit).........   (4,694)   11,256      63,981

  The "Pro Forma As Adjusted" column in the Balance Sheet Data table gives effect to the receipt and application of the estimated net proceeds from our sale of the 5,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $11.50 per share, after deducting the estimated underwriting discount and offering expenses that we will pay. See "Use of Proceeds" and "Capitalization" for a further description of the estimated proceeds of this offering.

  See Note 1 of "Notes to Financial Statements," beginning on page F-7, for an explanation of the methods used to compute basic and diluted net (loss) income per share data and pro forma basic and diluted net loss per share data.

                                  RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to purchase shares of our common stock. If any of the following risks actually occur, our business and operating results could be harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have had net losses over the past several years and we may not be able to achieve or maintain profitability in the future.

  Our business strategy may be unsuccessful and we may never achieve or maintain significant revenues or profitability. With the exception of fiscal 1995, we have incurred net losses each year since we began operations in 1993. We had net losses of approximately $1.0 million for the year ended December 31, 1998 and $2.7 million for the nine month period ended September 30, 1999, and an accumulated deficit of $4.9 million as of September 30, 1999. We expect to continue to incur significant development, sales and marketing and other operational expenses in connection with our business. We may also incur expenses in connection with acquisitions or other strategic relationships. As a result of these expenses, we will need to generate significant quarterly revenue increases to achieve and maintain profitability. We expect that we will incur net losses for the next several years.

We rely significantly on a limited number of customers and the loss of any material customer could harm our business and operating results.

  The loss of a material customer would significantly reduce our revenue and harm our business and operating results. In 1998, three customers accounted for approximately 50% of our total revenue. In 1999 to date, twelve customers have accounted for approximately 90% of our total revenue. Further, because increased employee participation from existing customers has contributed to our revenue growth, the loss of any material customer would harm our prospects for future growth. We may continue to depend upon a small number of customers for a substantial percentage of our revenue in the future.

The failure of the industry to accept our products and services could limit our revenue growth.

  The failure of industry participants to accept our products and services as a replacement for traditional methods of operation could limit our revenue growth. Our success depends on our ability to provide products and services to a large number of employers with a substantial base of participating employees and to efficiently and accurately collect and process eligibility data and execute payment transactions with numerous health plans. The acceptance by employers of our products and services will require that all participants in the group health insurance benefits market adopt new methods of administering benefits, exchanging eligibility information and executing payment transactions.

  Further, our products and services facilitate competition among health plans at the employer level by creating an infrastructure that allows multiple health plans to service a single employer. Health plans have in the past resisted servicing smaller companies on a non-exclusive basis. This resistance may inhibit our growth, especially in the mid-size employer market.

We face intense competition in our industry and, if we are unable to compete successfully, our business and operating results will be seriously harmed.

  Increased competition in our industry could result in price reductions, reduced gross margins or loss of market share which could seriously harm our business and operating results. The group health insurance benefits industry is intensely competitive, rapidly evolving and subject to sudden technological change. We believe that the principal competitive factors in this market are health and managed care expertise, data integration and transfer technology, benefits processing technology, customer service and support and product and service fees. We expect competition to increase in the future.

  We compete with administrative service providers and benefits consultants with administrative capabilities. We also compete with the human resource and information systems departments of the Fortune 1000 companies that perform their own health care administration services. In the mid-size employer market we compete with health benefit brokers and regional brokers. In addition, many human resource systems and service companies have the health care expertise and financial strength to develop the technology necessary to compete with us. As the market evolves we expect increased competition from Internet-based service providers in both the health care connectivity market between suppliers and providers (e.g., physicians, hospitals and pharmacies) and the online insurance market.

  Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. Current and potential competitors have established or may establish strategic relationships among themselves or with third parties to increase the ability of their products and services to address employer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Failure to manage our growth effectively could harm our business and operating results.

  Failure to manage our growth effectively could harm our business and operating results. Continued rapid growth will place significant strain upon our management and operational systems and resources. We will need to expand our existing information systems or acquire new systems to meet the requirements of our future operations. Any expansion or replacement of our information systems may not be sufficient to meet our needs. In addition, we may experience interruptions of service as we expand these systems.

  We recently have hired a significant number of new employees, including key executives. We will continue to add personnel to maintain our ability to grow in the future. We must integrate our new employees and key executives into a cohesive team and at the same time increase the total number of employees and train and manage our employee work force in a timely and effective manner to expand our business. We may not be able to do so successfully, which would inhibit our ability to expand our business and harm our operating results.

Unsuccessful efforts or incurrence of unanticipated expenses in selling our products and services could harm our business and operating results.

  The time, expense and effort of securing customers may exceed our expectations and may harm our business and operating results. The decision to implement our products and services requires a substantial and technical analysis of a customer's healthcare benefits offerings and requirements and time-intensive education of the customer of the advantages of our products and services. Due to the length of our sales cycle, which generally ranges from three to twelve months, we often devote significant resources and incur costs without any assurance that a prospective customer will purchase our products or services. In the event that a prospective customer does not purchase our products or services, we may have incurred substantial costs that cannot be recovered and which will not result in future revenues.

Our failure to establish and maintain successful relationships with strategic partners could limit our revenue growth.

  We believe that our future revenue growth depends in part upon the successful creation and maintenance of relationships with strategic partners such as front-end healthcare information collection companies, human resources information services firms, healthcare benefits consultants and brokers and other industry participants. To date, we have established only a limited number of strategic relationships. Strategic partners may offer products or services of several different companies, including products and services that compete with our products or services. Strategic partners and potential strategic partners may be influenced by our competitors to scale back or end their relationships with us. We may not establish additional strategic relationships and these relationships may not be ultimately successful. Our strategic partners may not devote adequate resources to selling our products and services.

  If we are unable to establish and maintain successful strategic relationships, we may have to devote substantially more resources to the sales and marketing of our products and services, which will increase our costs and harm our operating results.

Our quarterly results likely will fluctuate which could cause the value of our common stock to rapidly decline.

  Any quarterly fluctuations in our operating results could subject the market price of our common stock to rapid and unpredictable change. Historically, we obtain 75% of each year's new customer commitments during the months of February through May because most employers have open enrollment periods for the selection of health plans by their employees in the fall. We expect this seasonality in our business to continue. Our expenses are relatively fixed in the short term and are based in part on our expectations of future revenues, which may vary significantly. If we do not achieve expected revenue targets, we may be unable to adjust our spending quickly enough to offset any revenue shortfall which could harm our business and operating results.

  Factors, including those discussed elsewhere in these risk factors, that may cause these quarterly fluctuations include:

  . the number and size of new customers starting services;

  . the decision of one or more customers to delay implementation or cancel ongoing services;

  . our ability to design, develop and introduce new services and features for existing services on a timely basis;

  . costs associated with strategic acquisitions and alliances or investments in technology;

  .  expenses incurred for geographic and service expansion;

  .  a reduction in the number of employees of our customers; and

  .  acquisitions of our customers by other companies.

Further, our agreements with customers generally do not have penalties for cancellation. As a result, any decision by a customer to cancel our services may cause significant variations in operating results in a particular quarter and could result in losses for that quarter. As we secure larger customers, any cancellation of services by a larger customer likely would result in larger fluctuations in operating results than historically experienced.

Failure to retain our key executives or attract and retain qualified technical personnel could harm our business and operating results.

  The loss of one or more of our executive officers could inhibit the development of our business and, accordingly, harm our business and operating results. While we generally enter into employment agreements with our key executive officers, we may not be able to retain them.

  Qualified personnel are in great demand throughout the Internet and healthcare industries. Our future growth and our ability to achieve our financial and operational objectives will depend in large part upon our ability to attract and retain highly skilled technical, engineering, sales and marketing and customer support personnel. Our failure to attract and retain personnel may limit the rate at which we can expand our business, including the development of new products and services and the retention of additional customers, which could harm our business and operating results.

We could be subject to potential liability claims related to our products and services which could harm our financial condition and results of operations.

  Any liability claim brought against us, even if not successful, would likely be time consuming and costly and could seriously harm our business and operating results. Errors in the performance of our products or services on behalf of an employer could result in the delay of processing of healthcare eligibility information or execution of payment transactions or could otherwise result in financial or other damages to our customers. These errors also may result in the improper denial of healthcare benefits to employees. A liability claim brought against us by an employer or an employee could seriously harm our business and reputation.

  Our customer agreements generally require that we indemnify our customers for various losses and liabilities incurred by them that are caused by us. Any indemnification payments required under these agreements may harm our business and operating results.

  We also may become party to litigation brought by a participating employee against an employer or health plan. We may not successfully avoid liability for problems related to the provision of healthcare benefits even though we do not make medical determinations or coverage decisions. Any claims or litigation also could require expenditures in terms of management time and other resources to defend ourselves. This could require us to implement measures to reduce our exposure to this liability, which may require us, among other things, to expend substantial resources or to discontinue product or service offerings or to take other precautions. Liability of this type could harm our business and operating results.

Failure to raise additional capital to fund our future operations and satisfy working capital needs could harm our business and operating results.

  We do not currently generate sufficient cash to fully fund operations. To date, we have financed our operations principally through the issuance of equity securities and, to a limited extent, through borrowings. We may need to raise additional capital in the future to fund our ongoing operations and to support expansion of our business. We may not be able to obtain additional financing when needed or on terms favorable to us. Any difficulty in obtaining additional financing may require us to limit our operations or may inhibit our future growth.

The failure to successfully integrate any future acquisitions could harm our business and operating results.

  If we acquire businesses in the future and are unable to successfully integrate these businesses into our own, it could harm our business and operating results. In order to remain competitive or to expand our business, we may find it necessary or desirable to acquire other businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, to finance the acquisition or to integrate the acquired businesses, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business may strain our resources and require significant management time. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions which would harm our operating results.

Consolidation in the healthcare industry could harm our future operating results and opportunities for growth.

  Our products and services are, in large part, beneficial to employers because we are able to coordinate the exchange of eligibility and financial data and execute payment transactions between an employer and its numerous health plans. Consolidation in the healthcare industry may require us to reconfigure our products, services and systems to accommodate a change in data formats and codes utilized by recently acquired or consolidated health plans. Further, the consolidation of health plans operating in the same geographic market may substantially reduce the number of competitive health plans in that market. Existing and potential customers, especially mid-size market employers that operate in only one geographic market, may not find our products and services beneficial if there is only limited competition among health plans.

Our revenues could decrease if the integrity of our systems is inadequate.

  Any failure of our systems could harm our business and operating results. Our systems process vast amounts of eligibility and financial data and execute large numbers of payment transactions. Any delay or failure in our systems or in our ability to communicate electronically with employers and health plans or in our ability to collect, store, analyze or process accurate eligibility and financial data may result in the denial of healthcare benefits, or in the delay or failure to execute payment transactions accurately. This type of denial or failure would harm our business and operating results.

  The occurrence of a catastrophic event or other system failure at our facilities could interrupt our operations or result in the loss or corruption of stored data. In addition, we depend on the efficient operation of Internet and network connections among our systems, employers and health plans. These connections depend on the efficient operation of data exchange tools, Web browsers, Internet service providers and Internet and network backbone service providers. In the past, Internet users have occasionally experienced difficulties with Internet and online services due to system failures. Any disruption in Internet or network access provided by third parties could harm our business and operating results. Further, we are dependent on hardware suppliers for prompt delivery, installation and service of equipment used to deliver our services. The failure of these suppliers to promptly deliver, install or service equipment could harm our business and operating results.

Our costs could increase or our revenues could decrease if we or our business partners experience Year 2000 compliance problems or related system failures.

  Year 2000 compliance problems could harm our business and operating results. We may experience Year 2000 compliance problems requiring substantial revisions to our systems. In addition, third party software, hardware or other technology incorporated into our information systems or upon which our business depends may need to be revised or replaced as a result of Year 2000 compliance problems. Any revision to our systems or revision or replacement of third-party software, hardware or other technology could be time consuming and expensive. In addition, a failure to identify, fix and/or replace these systems or third-party software, hardware or other technology in a timely manner could disrupt our business operations and result in lost revenue, increased operating costs, the loss of customers and other business interruptions.

  Our customers may also experience Year 2000 compliance problems or related system failures. These problems and failures could result in our inability to properly collect eligibility and financial data and process payments on behalf of employers and could generally interrupt our delivery of products and services. Any inability to perform, or interruption in the performance of, services on behalf of any employer or health plan could harm our business and operating results.

  Furthermore, our business depends upon products, services and technology provided by third parties, such as health care providers and insurers, insurance and health care brokers, information technology consultants, network support providers, telecommunication companies, Internet service and access providers, third-party service providers, vendors, business partners and others outside our control. These parties' information and non-information systems may not be Year 2000 compliant. Any failure by these parties to be Year 2000 compliant could result in a disruption of our business, or could result in a systemic failure beyond our control. A prolonged Internet or communications failure could also prevent us from performing services on behalf of customers. A failure of any of these parties to be Year 2000 compliant could harm our business and operating results. Also, a systemic failure could require potential customers to dedicate substantial resources towards fixing or resolving Year 2000 compliance problems and may make the sales and marketing of our services more difficult.

  Based on our assessments to date, we believe we will not experience any material disruption as a result of Year 2000 problems with respect to our services and the third-party systems we use for our internal functions. But if certain critical third-party suppliers, such as those supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to us, a shutdown of our operations could occur for the duration of the disruption.

Our business and reputation may be harmed if we are unable to protect the privacy of our customer information.

  Our information systems and Internet communications may be vulnerable to damage from physical break-ins, computer viruses, programming errors, attacks by computer hackers or similar disruptive problems. A user who is able to access our computer or communication systems could gain access to confidential employer, employee or health plan information or our own confidential information. A material security breach could harm our business and our reputation or could result in liability to us. Therefore, it is critical that our facilities and infrastructure remain secure. The occurrence of any of these events could result in the interruption, delay or cessation of our services, which could harm our business or operating results. Further, our reputation may suffer if third parties were to obtain this information and we may be liable for this disclosure. Any effect on our reputation or any liability for any disclosure could harm our business and operating results.

If the demand for Internet and e-commerce solutions does not increase, it could limit our revenue growth and profitability.

  Rapid growth in the use of the Internet is a recent phenomenon. As a result, its acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty, and there exist few proven products and services.

  Our future revenue growth and profitability depend, in part, upon increased employer demand for additional Internet and e-commerce solutions that we are in the process of developing or may develop in the future.

If we are unable to adequately protect our intellectual property rights or if we infringe upon the intellectual property rights of third parties, our results of operations may be harmed.

  Our success depends in part upon our intellectual property rights to products and services which we develop. We rely on a combination of contractual rights including non-disclosure agreements, trade secrets, copyrights and trademarks to establish and protect our intellectual property rights in our names, products, services and related technology. Loss of intellectual property protection or inability to secure intellectual property protection on any of our names, confidential information or technology could harm our business and operating results.

  We currently have no registered patents or pending patent applications covering any of our technology. We have received a U.S. trademark registration for BEN-NET and a U.S. service mark registration for WebElect. These registrations may not be enforceable or effective in protecting the BEN-NET or WebElect marks.

  We typically enter into non-disclosure and confidentiality agreements with our employees and consultants with access to sensitive information. These agreements may not be adequate to protect our intellectual property rights or prevent misappropriation of our technology. Products and services with features similar to our products and services may be independently developed.

  Although we believe that our core technology has been independently developed and that none of our technology or intellectual property infringes on the rights of others, third parties may assert infringement claims against us in the future. We may be required to modify our products, services, internal systems or technologies or to obtain a license to permit our continued use of those rights. We may not be able to do either in a timely manner or upon reasonable terms and conditions. Failure to do so could harm our business and operating results. In addition, future litigation relating to these matters could result in substantial cost to, and diversion of resources by, us. Adverse determinations in any litigation or proceedings of this type also could subject us to significant liabilities to third parties and could prevent us from using some of our products, services, internal systems or technologies.

Rapidly changing technology may impair our financial performance.

  We may encounter difficulties responding to technological changes that could delay our introduction of products and services and we may not be able to respond to these changes in a timely and cost-effective manner. Our business depends upon the use of software, hardware, networking and Internet technology and systems. These technologies and systems are rapidly evolving and are subject to rapid change and obsolescence. As these technologies mature, we must be able to quickly and successfully modify our products and services to adapt to this change. We may encounter difficulties that could delay or harm the performance of our products or services. We may not be able to respond to technological changes in a timely and cost-effective manner. In addition, our competitors may develop technologically superior products and services. Further, data formatting and eligibility rules within a particular employer or health plan, or within the group health benefits industry as a whole, may change and may require substantial and expensive re-engineering of eligibility data and adjustment of the tools we use to process this eligibility data.

State, federal and local laws could harm our business and operating results.

  State, federal or local laws could harm our business and operating results by requiring us to change the way we provide services and increase our cost of performing services. Further, these laws could restrict our ability to continue to develop our business as currently planned. The healthcare industry is highly regulated by federal, state and local laws. The application of existing laws, or the implementation of new laws, applicable to our business could harm our business and operating results. For example, the confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases may be subject to substantial regulation by state governments. These state laws govern both the disclosure and the use of confidential patient medical records. Although compliance with these laws currently is principally the responsibility of health care providers and health plans, these regulations may be extended to cover our business and the eligibility data and other information that we include in our databases. If these laws are extended to cover our business, we may be required to expend additional resources in order to comply with these laws, including changes to our security practices, and may be exposed to greater liability in the event we fail to comply with these laws.

  The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") mandates the use by health plans of standard transactions, identifiers, security and other provisions by the year 2000. We have designed our products and services to comply with HIPAA, but any change in federal standards would require us to expend additional resources.

  Further, our role in facilitating payments by employers to health plans may subject us to the Employee Retirement Income Security Act. This act imposes fiduciary duties on employers and health plans with respect to payments made on behalf of participating employees and it is possible that these fiduciary duties could be deemed to apply to us. In that event, we may become subject to greater liability with respect to these payments and may experience higher operating costs in order to comply with this regulation. These increases in operating costs may harm our business and operating results.

State laws and regulations concerning the sale, marketing or distribution of insurance over the Internet could harm our business and operating results.

  Should our business activities require our licensing as an insurance agent, we would incur increased costs and become subject to greater restrictions which could harm our business and financial results. Further, because the application of e-commerce to the insurance market is relatively new, the impact of current or future insurance laws and regulations on our business is difficult to anticipate. The insurance industry is subject to extensive regulation under state laws. Insurance laws and regulations cover all aspects of the insurance process, including sales techniques, underwriting for eligibility, rates, claim payments and record keeping by licensed insurance companies and insurance agents. A company that does business as an insurance agent is generally required to be licensed in each state in which it conducts that business. In the future, our business or other activities may be considered by insurance regulatory authorities to fall under their licensing jurisdiction.

Risks Related to this Offering and Ownership of Our Common Stock

The price for our common stock could decline.

  Prior to this offering, there has not been a public market for our common stock. An active trading market for our common stock may not develop or be sustained after completion of this offering. The initial public offering price of our common stock may not be indicative of the prices that will prevail in the public market after the offering, and the market price of our common stock could fall below the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

  .  actual or anticipated quarterly variations in our operating results;

  . changes in expectations as to our future financial performance or changes in financial estimates, if any, of securities analysts;

  . announcements of new healthcare products, services or technological innovations;

  .  announcements relating to strategic relationships and transactions;

  .  customer relationship developments;

  .  strategic alliance developments;

  .  regulatory changes;

  . conditions generally affecting the group health insurance benefits industry;

  .  success of our operating strategy;

  .  competition; and

  .  the operating and stock price performance of other comparable companies.

  In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many Internet and e-commerce companies and which have often been unrelated to the operating performance of these companies.

Future sales of our common stock in the public market after the offering could cause the price of our common stock to decline.

  Our shareholders could sell substantial amounts of our common stock in the public market following the offering. As a result, the aggregate number of shares of our common stock available to the public would increase and, consequently, the price of our common stock could fall. We cannot predict the timing or amount of future sales of shares of our stock or the effect, if any, that market sales of shares, or the availability of shares for sale, will have on the prevailing market price of our common stock. Upon completion of the offering, we will have 15,054,068 outstanding shares of common stock, assuming no exercise of outstanding options or warrants. Of these shares, the 5,000,000 shares sold in this offering will be freely tradeable. This leaves 10,054,068 shares that will be eligible for sale in the public market as follows:

      Number of
       Shares                                 Date
      ---------                               ----
         61,800   Available for immediate sale on the date of this prospectus
        275,280   Available for sale 90 days after the date of this prospectus
      9,716,988   Available for sale 180 days after the date of this prospectus

Shortly after the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register a total of 7,800,000 shares of common stock issuable under the 1993 Stock Option Plan, the 1999 Stock Incentive Plan and the Stock Purchase Plan.

  The holders of 6,248,922 shares of our preferred shares have registration rights for the shares of common stock issuable upon conversion of these preferred shares. All preferred shares will be converted into a total of 6,248,922 shares of common stock immediately prior to the offering. After the offering, the holders of 6,248,922 shares of our common stock, which represent approximately 41.5% of our outstanding common stock after this offering assuming no exercise of outstanding options or warrants after October 31, 1999, will be entitled to have the resale of their shares registered under the Securities Act. If these holders cause a large number of securities to be registered and sold in the public market, these sales could harm the market price for our common stock. In addition, if we include in a company-initiated registration statement shares held by these holders pursuant to the exercise of their registration rights and there is limited demand to purchase our shares, this inclusion may harm our ability to raise needed capital by effectively reducing the number of newly-issued shares we can sell to the public.

Concentration of ownership may give some shareholders substantial influence and may prevent or delay a change in control.

  We anticipate that some shareholders, including officers and directors of the company, will, in the aggregate, beneficially own approximately 60.5% of our outstanding common stock following completion of this offering. These shareholders may be able to exercise substantial influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of discouraging third party offers to acquire our company or of delaying or preventing a change in control of our company.

Our charter documents and Minnesota law may discourage unsolicited takeover offers which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

  Provisions of our articles of incorporation, bylaws and Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. For instance, our bylaws provide for a classified board of directors with each class of directors subject to re-election every three years. This will make it more difficult for third parties to insert their representatives on our board of directors and gain control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. Further, the Minnesota Control Share Acquisition Act and the Minnesota Business Combination Act may make it more difficult for third parties to secure control of our company or to complete an acquisition. These acts may discourage unsolicited takeover offers which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

You will incur immediate and substantial dilution.

  If you purchase shares of our common stock, you will incur immediate and substantial dilution in pro forma net tangible book value of $7.25 per share, assuming no exercise of any options or warrants after September 30, 1999. If the holders of outstanding options or warrants exercise those options or warrants, you will experience dilution of $7.89 per share.

We do not intend to pay dividends.

  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding the development and growth of our business and, therefore, do not expect to pay any dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

  This prospectus includes forward-looking statements based on our current expectations and projections about future events. These statements are subject to risks, uncertainties and assumptions about us, including, among other things:

  . uncertainty of our future operating results;

  . delays or losses of sales due to long sales and implementation cycles for our products and services;

  . actions of our competitors; and

  . other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

  We estimate our net proceeds from the sale of our common stock in this offering will be approximately $52.7 million, or approximately $60.7 million if the underwriters' overallotment option is exercised in full, based on an assumed initial public offering price of $11.50 per share and after deducting the estimated underwriting discounts and offering expenses.

  We intend to use the net proceeds from this offering for general corporate purposes, including working capital, sales and marketing expenditures, development of new products and services and investment in technology infrastructure. In addition, a portion of the net proceeds may be used for acquisitions of businesses, products and technologies that are complementary to ours. We currently have no agreements with respect to any material acquisitions as of the date of this prospectus. Pending use of the net proceeds for the above purposes, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to fund the development and growth of our business.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of September 30, 1999
(a) on an actual basis, (b) on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into shares of common stock immediately prior to the commencement of this offering, and (c) on a pro forma, as adjusted, basis to give effect to the receipt and application of the estimated net proceeds from the sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price per share of $11.50 after deducting the estimated underwriting discounts and offering expenses.

                                                 As of September 30, 1999
                                            -----------------------------------
                                                                     Pro Forma
                                            Actual     Pro Forma    As Adjusted
                                            -------  -------------- -----------
                                                     (in thousands)
Long-term debt and capitalized lease
  obligations, non-current
  portion.................................. $   --      $   --        $   --
Redeemable convertible preferred stock,
  $.01 par value per share; 6,266,922
  shares authorized, 6,248,922 shares
  outstanding, actual; no shares issued and
  outstanding, pro forma and pro forma as
  adjusted.................................  15,950         --            --
Shareholders' equity:
  Common stock, $.01 par value per share;
    7,000,000 shares authorized, 3,797,346
    shares outstanding, actual;
    100,000,000 shares authorized,
    10,046,268 shares outstanding, pro
    forma; 100,000,000 shares authorized,
    15,046,268 shares outstanding, pro
    forma as adjusted......................      38         100           150
  Additional paid-in capital...............   4,319      20,207        72,882
  Deferred stock based compensation........  (4,127)     (4,127)       (4,127)
  Accumulated deficit......................  (4,924)     (4,924)       (4,924)
                                            -------     -------       -------
     Total shareholders' equity (deficit)..  (4,694)     11,256        63,981
                                            -------     -------       -------
       Total capitalization................ $11,256     $11,256       $63,981
                                            =======     =======       =======

--------
The preceding table excludes:

  . 3,388,953 shares issuable upon exercise of stock options outstanding under our stock option plans as of September 30, 1999;

  . 66,135 shares issuable upon exercise of warrants outstanding as of September 30, 1999; and

  . 3,927,222 shares available for future grant or issuance under our stock option plans as of September 30, 1999.

                                    DILUTION

  If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.

  Our pro forma net tangible book value as of September 30, 1999 was $11.3 million, or $1.12 per share of common stock, assuming the conversion of all outstanding shares of preferred stock into shares of common stock. Pro forma net tangible book value per share represents the amount of our shareholders' equity, less intangible assets, divided by the total number of shares of common stock outstanding for the period immediately prior to this offering. After giving effect to the sale of the 5,000,000 shares of common stock offered in this prospectus at an assumed initial public offering price of $11.50 per share and after deducting the estimated underwriting discounts and offering expenses, our adjusted pro forma net tangible book value as of September 30, 1999 would have been $64.0 million, or $4.25 per share of common stock. This represents an immediate increase in net tangible book value of $3.13 per share to existing shareholders and an immediate dilution of $7.25 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $11.50
   Pro forma net tangible book value per share as of September
     30, 1999.................................................... $1.12
   Increase per share attributable to new investors..............  3.13
                                                                  -----
   Pro forma net tangible book value per share after this
     offering....................................................         4.25
                                                                        ------
   Net tangible book value dilution per share to new investors...       $ 7.25
                                                                        ======

  The following table summarizes as of September 30, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by investors purchasing shares of common stock in this offering and before deducting estimated underwriting discounts and offering expenses:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
Existing shareholders.........  10,046,268  66.8%  $16,069,000  21.8%   $ 1.60
New investors.................   5,000,000  33.2    57,500,000  78.2     11.50
                                ----------  ----   -----------  ----
  Total.......................  15,046,268   100%  $73,569,000   100%
                                ==========  ====   ===========  ====

  The foregoing discussion and tables assume no exercise of any stock options or warrants after September 30, 1999. As of September 30, 1999, there were outstanding options and warrants to purchase a total of 3,455,088 shares of common stock. To the extent that all of these options or warrants are exercised, there will be dilution to new investors in the amount of $7.89 per share. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock" and Note 4 of "Notes to Consolidated Financial Statements."

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

  The following selected financial data should be read together with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected statement of operations data shown below for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data shown below for the years ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 are derived from our audited financial statements not included elsewhere in this prospectus. The selected financial data for the nine months ended September 30, 1998 and 1999 has been derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information shown in these statements. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                                                    Nine Months Ended
                                 Year Ended December 31,              September 30,
                          ----------------------------------------  ------------------
                           1994    1995    1996    1997     1998      1998      1999
                          ------  ------- ------  ------  --------  --------  --------
                                                                       (unaudited)
Statement of Operations
  Data:
Net revenues............  $  904  $ 2,497 $4,360  $7,093  $ 10,122  $  6,669  $ 11,746
Operating expenses
 Cost of services.......     330    1,323  2,480   4,496     6,958     4,791     9,069
 Selling, general &
   administrative.......     358      538  1,796   2,068     2,831     1,986     3,338
 Research and
   development..........     393      605    863   1,242     1,519     1,017     2,294
 Amortization of stock-
   based compensation...     --       --     --      --        --        --         67
                          ------  ------- ------  ------  --------  --------  --------
  Total operating
    expenses............   1,081    2,466  5,139   7,806    11,308     7,794    14,768
                          ------  ------- ------  ------  --------  --------  --------
Operating income
  (loss)................    (177)      31   (779)   (713)   (1,186)   (1,125)   (3,022)
Interest income.........      11       31    198     213       144       101       320
                          ------  ------- ------  ------  --------  --------  --------
Net (loss) income.......  $ (166) $    62 $ (581) $ (500) $ (1,042) $ (1,024) $ (2,702)
                          ======  ======= ======  ======  ========  ========  ========
Basic and diluted net
  (loss) income per
  share.................  $ (.05) $   .02 $ (.18) $ (.15) $   (.30) $   (.30) $   (.77)
                          ======  ======= ======  ======  ========  ========  ========
Shares used in basic and
  diluted net income
  (loss) per share......   3,234    3,294  3,313   3,376     3,463     3,457     3,517
                          ======  ======= ======  ======  ========  ========  ========
Pro forma basic and
  diluted net loss per
  share.................                                      (.16)               (.33)
                                                          ========            ========
Shares used in pro forma
  net loss per share....                                     6,485               8,103
                                                          ========            ========

                                                                    September 30,
                                     December 31,                       1999
                         ---------------------------------------- ------------------
                          1994    1995   1996     1997     1998   Actual   Pro Forma
                         ------  ------ -------  -------  ------- -------  ---------
                                                                     (unaudited)
Balance Sheet Data:
Cash and cash
  equivalents........... $  690  $  472 $ 1,614  $ 1,009  $ 1,681 $ 7,290   $ 7,290
Working capital.........    482     411   3,981    3,102    1,782   9,162     9,162
Total assets............  1,177   1,253   5,179    5,084    5,596  13,417    13,417
Long-term obligations,
  net of current
  portion...............    --      --      --       --       --      --        --
Total shareholders'
equity (deficit)........   (109)     13    (564)  (1,045) (2,077)  (4,694)   11,256

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  We were co-founded in 1993 by Mark Tierney, Michael Bingham and Barbara Seykora, all of whom remain active with us today. From inception until June 1999, our activities principally involved providing back-office administration and payment services, or what we refer to as back-end exchange services, for large, multi-site employers such as Bell Atlantic, PepsiCo, Northwest Airlines, GE Capital, Promus Hotels and R.R. Donnelley. In the second quarter of 1999, we initiated activities to leverage our success in the large employer market to also serve the mid-size employer market segment. From inception until September 1999, we were incorporated under the name Network Management Services, Inc. In September 1999, we changed our name to eBenX, Inc.

  Our principal source of revenue is derived from providing ongoing group health eligibility and financial data exchange services. Exchange services revenue is typically priced on a per employee per month basis with adjustments made to accommodate the number of health plan communication and computer connections, or interfaces, that the customer requires. In many cases, we allow fixed and variable fee structures to permit volume-adjusted pricing. We recognize revenue for exchange services as the services are performed. In addition, we earn revenue from health benefit plan procurement fees as services are performed. We typically enter into contracts with our large employer customers that are three years in length. Customers may purchase some or all of our services and the customer relationship may evolve from utilizing procurement services to utilizing implementation services and per employee-based exchange services. A significant percentage of our revenues are earned from a few customers, most notably Bell Atlantic, PepsiCo and Northwest Airlines.

  The establishment of new customer relationships involves lengthy and extensive sales and implementation processes. The sales process typically takes four to six months, and the implementation process takes an additional two to four months. The sales process is accounted for under the selling, general and administrative expense category. The implementation process affects cost of services but may also impact research and development expense to the extent new customer relationships require new or enhanced service offerings.

  Cost of services consists primarily of personnel costs for account management, operations, production and procurement and information technology costs for both ongoing procurement and exchange services and for customer implementation expense. The information technology costs relate to personnel costs for implementing and maintaining customer and health plan computer interfaces and computer hardware and software expenses related to computer processing. A significant portion of cost of services consists of new customer implementation expenses. Therefore, increasing numbers of new customers will cause the cost of services as a percentage of net revenue to increase.

  Selling, general and administrative expenses consist primarily of payroll and payroll-related expenses associated with sales and marketing, executive management and corporate administrative personnel, as well as professional fees and expenditures for advertising, public relations and promotional efforts. We intend to significantly increase our sales and marketing expenses over the next several years. We intend to invest substantially in an integrated marketing program, including the expansion and enhancement of our penetration into the mid-size employer market through broker partners. At the same time, we intend to devote additional resources to develop partnerships and relationships with human resource services and systems organizations. We expect that, in support of the continued growth and operation of our business, selling, general and administrative expenses will continue to increase for the foreseeable future.

  Research and development expenses consist primarily of development personnel and external contractor costs related to the development of new products and services, enhancement of existing products and services, quality assurance and testing. To date, we have not capitalized any of our software development costs. Because the timing of the commercial release of our services has substantially coincided with technological feasibility, all research and development costs have been expensed as incurred. We intend to continue to expand our product offerings by adding additional services. We expect these activities will require additional personnel. Accordingly, we expect our research and development expenses will continue to increase for the foreseeable future.

  Since our inception, we have incurred losses. As of September 30, 1999, we had an accumulated deficit of $4.9 million. These losses and this accumulated deficit have resulted from the significant costs incurred in the development of our technology platform, the establishment of relationships with our customers, and the development and maintenance of our customer and health plan interfaces. We intend to continue to invest heavily in research and development, sales and marketing and in our computer and administrative infrastructure. As a result, we believe that we will incur substantial operating losses for the foreseeable future. Although we have experienced significant revenue growth in recent periods, our operating results for future periods are subject to numerous uncertainties. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Results of Operations

  The following table sets forth for the periods indicated selected statement of operations data expressed as a percentage of net revenues.

                                 Year Ended                Nine Months
                                December 31,           Ended September 30,
                              ---------------------   --------------------
                              1996    1997    1998       1998         1999
                              -----   -----   -----   ----------   ----------
Net revenues................. 100.0%  100.0%  100.0%       100.0%       100.0%
Operating expenses:
  Cost of services...........  56.9    63.4    68.7         71.9         77.2
  Selling, general and
    administrative...........  41.2    29.2    28.0         29.8         28.4
  Research and development...  19.8    17.5    15.0         15.2         19.5
  Amortization of stock-
    based compensation.......    --      --      --           --          0.6
                              -----   -----   -----   ----------   ----------
     Total operating costs
       and expenses.......... 117.9   110.1   111.7        116.9        125.7
                              -----   -----   -----   ----------   ----------
Loss from operations......... (17.9)  (10.1)  (11.7)       (16.9)       (25.7)
Interest income (expense),
  net........................   4.5     3.0     1.4          1.5          2.7
                              -----   -----   -----   ----------   ----------
Net loss..................... (13.4)%  (7.1)% (10.3)%      (15.4)%      (23.0)%
                              =====   =====   =====   ==========   ==========

Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

  Net revenues. Net revenues increased from $6.7 million for the nine months ended September 30, 1998 to $11.7 million for the same period in 1999, representing an increase of $5.0 million, or 76.1%. This increase primarily was due to a new contract with Bell Atlantic, the expansion of our relationship with PepsiCo and new client implementations in the third quarter of 1999.

  Cost of services. Cost of services increased from $4.8 million for the nine months ended September 30, 1998 to $9.1 million for the same period in 1999, representing an increase of $4.3 million, or 89.3%. This increase primarily was due to increased personnel and computer-related infrastructure costs necessary to support the increased demand for our services. Cost of services, as a percentage of net revenues, increased from 71.9% for the nine months ended September 30, 1998 to 77.2% for the same period in 1999 because of new customer implementation expenses.

  Selling, general and administrative. Selling, general and administrative expenses increased from $2.0 million for the nine months ended September 30, 1998 to $3.3 million for the same period in 1999, representing an increase of $1.3 million, or 68.1%. This increase primarily was due to the establishment of a sales team in late 1998 and additions to management. We anticipate that sales and marketing expenses will increase substantially in future periods as we expand our sales and marketing efforts.

  Research and development. Research and development expenses increased from $1.0 million for the nine months ended September 30, 1998 to $2.3 million for the same period in 1999, representing an increase of

$1.3 million, or 125.6%. This increase primarily was due to additions to our research and development staff. We anticipate that we will continue to devote substantial resources to our research and development efforts and that research and development expenses will increase for the foreseeable future.

  Interest income (expense), net. Net interest income includes income earned from our invested cash, income earned from facilitating our customers' payments to their health plans and expenses related to outstanding debt obligations under our bank credit facility. Net interest income increased from $101,000 for the nine months ended September 30, 1998 to $320,000 for the same period in 1999. In the first nine months of 1999, interest expense was incurred for bank borrowings. There were no borrowings in the first nine months of 1998.

  Amortization of stock-based compensation. In connection with the granting of stock options to employees, we recorded stock-based compensation totaling approximately $67,000 in the quarter ended September 30, 1999. This amount represents the difference between the exercise price and the deemed fair value of our common stock for accounting purposes on the date these stock options were granted. The amortization of additional deferred compensation will result in $4.1 million of charges to operations through 2003.

Years Ended December 31, 1996, 1997 and 1998

  Net revenues. Net revenues increased from $7.1 million in 1997 to $10.1 million in 1998, or 42.7%. Net revenues in 1997 represented a 62.7% increase over 1996 net revenues of $4.4 million. The increase in 1998 primarily was due to a new contract with Bell Atlantic and servicing additional divisions of PepsiCo. The increase in 1997 primarily was due to new contracts with The Blue Cross/Blue Shield Association and R.R. Donnelley & Sons and the sale of additional services to PepsiCo and General Electric.

  Cost of services. Cost of services increased from $4.5 million in 1997 to $7.0 million in 1998, or 54.8%. Cost of services in 1997 represented an 81.3% increase over 1996 cost of services of $2.5 million. The increase in 1998 primarily was due to increases in personnel and investments in computer hardware and software infrastructure. The increase in 1997 primarily was due to additions in personnel. Cost of services, as a percentage of net revenues, increased from 56.9% in 1996 to 63.4% in 1997 and to 68.7% in 1998. A significant portion of cost of services consists of new customer implementation expenses. Therefore, increasing numbers of new customers will cause the cost of services as a percentage of net revenue to increase.

  Selling, general and administrative. Selling, general and administrative expenses increased from $2.1 million in 1997 to $2.8 million in 1998, or 36.9%. Selling, general and administrative expenses in 1997 represented a 15.1% increase over 1996 selling, general and administrative expenses of $1.8 million. The 1998 increase primarily was due to the establishment of a sales team. The 1997 increase primarily was due to additions to management. Selling, general and administrative expenses, as a percentage of net revenues, decreased from 41.2% in 1996 to 29.2% in 1997 and to 28.0% in 1998.

  Research and development. Research and development expenses increased from $1.2 million in 1997 to $1.5 million in 1998, or 22.3%. Research and development expenses in 1997 represented a 43.9% increase over 1996 R&D expenses of $0.9 million. These increases primarily were due to the hiring of additional personnel.

  Interest income (expense), net. Net interest income decreased from $213,000 in 1997 to $144,000 in 1998, or 32.4%. Net interest income in 1997 represented a 7.6% increase over 1996 net interest income of $198,000. The decrease from 1997 to 1998 primarily was due to decreased cash reserves resulting from the losses incurred in 1998. The increase from 1996 to 1997 primarily was due to increased cash reserves resulting from the sale of preferred stock in mid-1996.

  Income taxes. As of December 31, 1998, we had unused federal and state research and development tax credit carryforwards of approximately $100,000 which expire at various times through 2011. In addition, we had unused federal net operating loss carryforwards at December 31, 1998 of approximately $1.8 million which expire at various times through 2013. The utilization of these carryforwards is dependent upon our ability to generate sufficient taxable income during carryforward periods.

Selected Quarterly Operating Results

  The following table shows unaudited statement of operations data expressed in dollars (in thousands) and as a percentage of net revenues for the last two quarters in our fiscal year ended December 31, 1998 and for the first three quarters in our fiscal year ending December 31, 1999. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the audited financial statements and related notes and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus. We believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                             Three Months Ended
                         -------------------------------------------------------------
                         September 30, December 31, March 31,  June 30,  September 30,
                             1998          1998       1999       1999        1999
                         ------------- ------------ ---------  --------  -------------
Net revenues............    $2,740        $3,454     $3,342     $3,766      $ 4,638
Operating expenses:
  Cost of services......     1,856         2,166      2,355      2,878        3,836
  Selling, general and
    administrative......       667           845        859      1.151        1,328
  Research and
    development.........       345           502        545        582        1,167
  Amortization of
    stock-based
    compensation........        --            --         --         --           67
                            ------        ------     ------     ------      -------
     Total operating
       expenses.........     2,808         3,513      3,759      4,611        6,398
                            ------        ------     ------     ------      -------
Loss from operations....      (128)          (59)      (417)      (845)      (1,760)
Interest income
  (expense), net........        20            42         45        105          170
                            ------        ------     ------     ------      -------
Net loss................    $ (108)       $  (17)    $ (372)    $ (740)     $(1,590)
                            ======        ======     ======     ======      =======
                                             Three Months Ended
                         -------------------------------------------------------------
                         September 30, December 31, March 31,  June 30,  September 30,
                             1998          1998       1999       1999        1999
                         ------------- ------------ ---------  --------  -------------
Net revenues............     100.0%        100.0%     100.0%     100.0%       100.0%
Operating expenses:
  Costs of revenues.....      67.8          62.7       70.5       76.4         82.7
  Selling, general and
    administrative......      24.3          24.5       25.7       30.6         28.6
  Research and
    development.........      12.6          14.5       16.3       15.5         25.2
  Amortization of
    stock-based
    compensation........        --            --         --         --          1.4
                            ------        ------     ------     ------      -------
     Total operating
       expenses.........     104.7         101.7      112.5      122.5        137.9
                            ------        ------     ------     ------      -------
Loss from operations....      (4.7)         (1.7)     (12.5)     (22.5)       (37.9)
Interest income
  (expense), net........       0.7           1.2        1.3        2.8          3.6
                            ------        ------     ------     ------      -------
Net (loss) income.......      (4.0)%        (0.5)%    (11.2)%    (19.7)%      (34.3)%
                            ======        ======     ======     ======      =======

  Our business is characterized by seasonality. As a result, our revenue may be subject to seasonal fluctuations, with the largest percentage of annual revenue typically being realized in the fourth quarter. This is primarily due to implementation of services to new customers in the third and fourth quarters and providing open enrollment services to new and existing customers in the fourth quarter. Further, our operating expenses typically increase in the second and third quarters as we add personnel in anticipation of acquiring new customers and implementing and providing services to these new customers, most of which begin using our services in the third and fourth quarters. In addition, cost of services typically increases as a percentage of net revenues as we implement services for new customers.

  Our quarterly operating results have in the past, and will in the future, vary significantly depending on a variety of factors, including:

  .the number and size of new customers starting services;

  .the decision of one or more customers to delay implementation or cancel ongoing services;

  .seasonality;

  . our ability to design, develop and introduce new services and features for existing services on a timely basis;

  . costs associated with strategic acquisitions and alliances or investments in technology;

  .  the success of any strategic acquisition, alliance or investment;

  .  costs to transition to new technologies;

  .  expenses incurred for geographic and service expansion;

  .  price competition;

  .  a reduction in the number of employees of our customers; and

  .  acquisitions of our customers by other companies.

  A substantial majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of each quarter. Our agreements with our customers generally do not have penalties for cancellation. As a result, any decision by a customer to delay or cancel implementation of our services or our underutilization of personnel may cause significant variations in operating results in a particular quarter and could result in losses for that quarter. It is possible that in some future quarter our results of operations will be below the expectations of public market analysts and investors. In either case, the market price of our common stock could be materially adversely affected.

Liquidity and Capital Resources

  Historically, we have funded operations primarily through the private sales of preferred stock, with net proceeds of approximately $16.0 million, limited bank borrowings and equipment leases. All shares of our preferred stock will be converted automatically into common stock immediately prior to the closing of this offering. As of September 30, 1999, we had $7.3 million in cash and cash equivalents and a secured revolving line of credit of $1.5 million, which bears a variable interest rate of 1% above the lender's base rate and expires in December 1999. At September 30, 1999, there were no borrowings under the line of credit.

  Our operating activities used cash of $0.8 million in 1996, provided cash of $67,000 in 1997 and used cash of $1.3 million in 1998. Our operating activities used cash of approximately $3.2 million in the nine months ended September 30, 1999. The use of cash from operations in 1998 and for the first nine months of 1999 primarily was due to our net loss and an increase in accounts receivable, partially offset by an increase in depreciation and accrued expenses.

  Our investing activities used cash of $2.5 million in 1996 and $0.7 million in 1997, provided cash of $1.2 million in 1998 and used cash of $0.9 million for the first nine months of 1999. In 1996, $0.5 million of the cash used for investing activities was for additions to equipment and $2.0 million was for the purchase of U.S. Treasury Notes using proceeds from the sale of preferred stock. In 1997, our investing activities used cash for additions to equipment. In 1998, our investing activities used cash of $0.8 million for additions to equipment and we received proceeds of $2.0 million from the sale of U.S. Treasury Notes. For the first nine months of 1999, our investing activities used cash for additions to equipment.

    Our financing activities provided cash of $4.5 million in 1996, $19,000 in 1997, $0.8 million in 1998 and $9.8 million in the first nine months of 1999. For 1996, financing activities provided cash principally from the sale of preferred stock. In 1997, financing activities provided cash from the exercise of common stock options. In 1998, financing activities provided cash principally from bank borrowings in December 1998 of $0.75 million. For the first nine months of 1999, financing activities provided cash from the sale of $10.5 million in preferred stock, partially offset by the repayment of bank borrowings.

  Our equipment additions consist primarily of computer hardware and software, office furniture and equipment and leasehold improvements. We expect that our equipment additions will continue to increase in the future. Since inception, we have generally funded equipment additions either through the use of working capital or with operating leases. We expect to continue to add computer hardware and software and to use operating leases to finance these additions. In connection with the planned relocation of our headquarters on May 1, 2000, we expect to make approximately $3.0 million in leasehold improvements and also need to purchase additional office furniture. We intend to enter into a real estate lease agreement that will finance the leasehold improvements over the term of the lease. We intend to enter into a loan agreement to finance the office furniture. To the extent we are unable to secure this financing, we may be required to apply a portion of the proceeds from this offering toward these expenditures.

  We expect to experience significant growth in our operating expenses, particularly research and development and sales and marketing expenses, for the foreseeable future in order to execute our business plan. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or service lines. We believe that the net proceeds from the sale of the common stock in this offering and cash from operations will be sufficient to meet our working capital and operating resource expenditure requirements for the foreseeable future. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

Year 2000 Issue

  Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations, including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities. As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with Year 2000 requirements. The potential global impact of the Year 2000 problem is not known, and, if not corrected in a timely manner, could affect us and the United States and world economies generally.

  We have analyzed the potential effect of the Year 2000 issue on both the system software included in our services and our word processing, billing and other internal systems software, including information technology ("IT") and non-IT systems (which systems contain embedded technology in manufacturing or process control equipment containing microprocessors or other similar circuitry). Our Year 2000 compliance program includes the following phases: identifying systems that need to be modified or replaced; carrying out remediation work to modify existing systems or convert to new systems; and conducting validation testing of systems and applications to ensure compliance. We are currently in the final stages of the validation phase of this program with respect to software purchased or licensed from software vendors by us and used internally and have completed the validation phase of this program with respect to our own products.

  The amount of remediation work required to address Year 2000 problems is not expected to be extensive. We have tested all of the system software included in our services and determined that they are Year 2000 compliant. We also have requested and received documentation from vendors supplying software for our primary business applications addressing Year 2000 compliance. In all cases, vendors' responses indicated that their applications were either currently Year 2000 compliant or that they would be compliant by the end of 1999. Therefore, we will be required to modify some of our existing software applications in order for our internal computer systems to function properly in the year 2000 and thereafter. We estimate that we will complete our Year 2000 compliance program for all of our significant internal systems no later than December 31, 1999. We also have had numerous discussions with each of our major customers regarding our Year 2000 compliance and whether their ability to transmit data to us would be affected. Similarly, we have had discussions with all of the health plans to which we connect electronically regarding their efforts to address the Year 2000 problem. All of our major customers and these health plans have indicated that they are Year 2000 compliant or will be Year 2000 compliant by December 31, 1999. These actions are intended to help mitigate the possible external impact of the Year 2000 problem. However, it is impossible to fully assess the potential consequences in the event service interruptions occur or in the event that there are disruptions in such infrastructure areas as utilities, communications, transportation, banking and government.

  Because essentially all of our services and internal systems were created in the last few years, our products and internal systems were designed to avoid the year 2000 problem. As a result, the total cost for resolving our Year 2000 issues is expected to be less than $50,000. The total cost estimate includes the cost of replacing or upgrading non-compliant systems that were otherwise planned or which have significant improvements and benefits unrelated to Year 2000 issues. Estimates of Year 2000 costs are based on numerous assumptions, and there can be no assurance that the estimates are correct or that actual costs will not be materially greater than anticipated.

  We are finalizing a contingency plan to provide for continuity of processing in the event of various problem scenarios based on the outcome of the validation phase of all of our systems and any additional results from surveys of our major customers and their health plans with respect to their Year 2000 compliance. We expect to complete this plan by December 15, 1999.

  Based on our assessments to date, we believe we will not experience any material disruption as a result of Year 2000 problems with respect to our services and the third-party systems we use for our internal functions, and, in any event, we do not anticipate the Year 2000 issues we will encounter will be significantly different from those encountered by other computer-related service providers. For example, if critical third-party suppliers, such as those supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to us, a shutdown of our operations could occur for the duration of the disruption. Assuming no major disruption in service from utility companies or other critical third-party suppliers, we believe that we will be able to manage our total Year 2000 transition without any material effect on our results of operations or financial condition.

Recent Accounting Pronouncements

  In March 1998, the Accounting Standards Committee issued AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal use software as well as assists in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. We do not expect the adoption of this SOP to have a material impact on our financial statements.

  In March 1998, the Accounting Standards Committee issued AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This statement provides guidance on the financial reporting of start-up costs and organization costs. It requires that the cost of start-up activities and organization costs be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. We do not expect the adoption of this SOP to have a material impact on our financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement changes the previous accounting definition of derivatives which focused on freestanding contracts, including, for example, options and forwards, futures and swaps, expanding it to include embedded derivatives and many commodity contracts. Under the statement, every derivative is recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. We do not anticipate that the adoption of SFAS 133 will have a material impact on our financial position or results of operations. We currently do not hold derivative instruments or engage in hedging activities.

                                    BUSINESS

Overview

  We provide business-to-business e-commerce and connectivity solutions to employers and health plans for the purchase, eligibility administration and premium payment of group health insurance benefits. Through our proprietary and licensed technology, we facilitate the flow of eligibility and financial data between employers and health plans. Our proven, Web-enabled and high volume eligibility and financial data pipelines provide the critical connectivity necessary for employers and health plans to communicate electronically. The result is reduced administrative and medical costs for employers, reduced administrative costs for health plans, and broader access and improved quality of care for employees and dependents.




[Diagram]
  This graphic depicts the group health insurance marketplace. There is a set of three three-dimensional buildings labeled "Employers" located at the bottom left corner of the graphic and a set of four three dimensional buildings set in a row labeled "Health Plans" located at the top right corner. There is a thick black arrow running from the bottom left corner to the top right corner of the graphic labeled with white text "$600 Billion." The arrow points from the set of buildings labeled "Employers" to the set of buildings labeled "Health Plans." There are ten non-denominational bills suspended above, and set parallel to, the arrow that cast shadows which tend to form a line perpendicular to the arrow. Between the two sets of buildings and underneath the suspended bills, there is a slightly skewed oval background which is partially cut-off at the bottom right corner.

Group Health Insurance Benefits

 General Industry Background

  Health care expenditures in the United States totaled more than $1.1 trillion in 1997 and are expected to nearly double by 2007. Employers are a significant purchaser of group health insurance benefits for their employees, retirees and their dependents. Currently, more than half of the U.S. population receives group health insurance benefits through their employers. In 1998, the group health insurance benefits market generated more than $600 billion in services and payments between the two trading partners, employers and health plans.

  Employers can be segmented into three categories:

  . large employers, such as Fortune 1000 companies and federal, state and local governments;

  . mid-size employers with 50 to 5,000 employees; and

  . small employers with less than 50 employees.

  In 1998, the average cost of providing coverage for active and retired workers was approximately $4,168 per employee. We expect this average cost to increase by 7% this year. In 1998, on average, each active employee contributed approximately 25% of this amount through payroll deductions and co-payments. We believe that this percentage will increase.

  Broadly characterized, health plans consist of any organization that reimburses physicians, hospitals, pharmacies and other direct providers of health care. These organizations include:

  . health maintenance organizations;

  . preferred provider organizations;

  . point of service plans;

  . indemnity carriers;

  . third party administrators; and

  . pharmacy benefit managers.

  Prior to the 1980s, employers typically purchased health benefits through a single third-party administrator or national indemnity insurance carrier. However, with the growth of managed care in the 1980s and 1990s, employers began to purchase coverage through an increasing number of health plans because the managed care system is comprised of numerous provider networks that have limited geographic locations. Among HMOs alone, there are over 700 licensed local health plans in the United States. Reflecting this proliferation of new types of plans and payers, we estimate that each Fortune 500 employer today contracts with an average of 30 different plans.

 Purchasing, Eligibility Administration and Premium Payment Process

  The purchasing, eligibility administration and premium payment process that connects employers and health plans is complex, cumbersome, expensive and highly inefficient. In particular, the financing arrangements are extremely variable and complicated, making administration difficult. In general, health plans either charge employers based on the number of projected enrolled employees and their projected actuarial risk or, alternatively, pay providers on behalf of the employer and then are reimbursed from the employer's account. Therefore, depending on the financing arrangements, an individual employer is subject to multiple administrative arrangements from multiple health plans.

  The purchasing, eligibility administration and premium payment process consists of two basic components commonly referred to as the "front-end" and "back-end" processes.

 Front-end

  The front-end process refers to the selection of various health plans by an employer, the communication of health plan information to employees and the collection and ongoing maintenance of enrollment and eligibility data.

  Health plan selection. Employers annually solicit rate quotes from health plans and select which plans will be made available to their employees. Employers may choose as few as one health plan or as many as 150 or more health plans depending on the employers' geographic locations and the employers' desire to offer health plan choices. Large and mid-size employers usually offer multiple health plans to provide greater choice, geographic coverage and access to specialized services for their employees. Employers choose various financing mechanisms depending on the level of risk they wish to retain. These include self funded, fully insured, partially insured, or a combination of all three financing mechanisms. To make these decisions, benefit managers of large employers usually are supported by consultants while benefit managers of mid-size employers generally use brokers.

  Communication of health plan information to employees. Employers annually provide information to employees regarding which health plans are available and the material features of each plan. The process entails distribution of printed materials, mailings and other manual, paper-based communications. On average, this distribution costs $8 to $12 per employee. Due to the continuous changes in the list of providers utilized by health plans, printed materials usually are outdated by the time of delivery.

  Collection of enrollment and eligibility information. Employees enroll in one of the available health plans during an annual open enrollment period. Employers collect enrollment and eligibility data using a wide variety of methods, including paper forms, telephone-based systems and Web-based self-service enrollment systems. Enrollment data includes information on the employee's health plan choice and primary care provider. Eligibility information is basic information about the employee and his or her dependent(s), such as name, address, date of birth, social security number, employment code, benefit status, coverage level and eligibility period.

  Ongoing member management. In addition to collecting annual enrollment and eligibility information, employers need to obtain and communicate daily life event changes that affect coverage status. These changes include employee marriages, divorces, child births and address changes, as well as career events such as new hires, terminations and movements from hourly to salaried status. No other benefit offered by employers requires as high a level of information collection and continuous monitoring and modification because group health insurance is the only benefit that must maintain and store precise family history.

 Back-end

  While the front-end process focuses on communication of information between employers and employees, the back-end process focuses on managing and storing eligibility and financial data for communication with health plans and using this data to reconcile payments.

  Enrollment and eligibility data management. Once enrollment and eligibility data is collected, employers undertake a cumbersome process to authenticate, edit, categorize and organize the data. This process also requires the ongoing classification of employees by employment status, such as active, retired, surviving spouse, student and eligible to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), in order to accommodate diverse collection and payment processes for each category. This data management is critical to accurate billing and reconciling of payments between an employer and its health plans.

  Eligibility data distribution. Eligibility data should be transferred on a daily or weekly basis from employers to health plans and in a manner that assures it will be correctly recorded. Today, however, this data is transferred far less frequently and with little assurance that it will be correctly interpreted. It is communicated electronically between legacy systems at best and, at worst, via hard copy data entry. Ultimately, this eligibility data is required when employees and dependents present themselves to physicians and other providers for health care services. Providers obtain patient eligibility information via telephone or computer from patients' health plans prior to rendering services.

  Billing, reconciliation and settlement. Health plans bill employers on a weekly or monthly basis based on either enrollment numbers and quoted rates or on claims paid. It is our belief, based on our experience, that employers initially pay these multiple paper bills without auditing these bills. They then manually reconcile the number of enrolled employees and their eligibility status using their own internal data. Because of data discrepancies and delays in transfer and billing cycles, the health plans' data and the employers' data are rarely the same and thus ongoing payment disputes are common.

Factors influencing the marketplace and related issues

  The purchasing, eligibility administration and premium payment process is encumbered by inefficient procedures for rate setting, gathering and transferring data and executing payment transactions. These inefficiencies, together with other factors unique to health care delivery, result in the following significant challenges:

  Fragmented employers and health plans. There are more than 30,000 large and mid-sized employers in the United States, many of which have a broadly dispersed employee base frequently located in multiple sites across the United States. In contrast, there are over 700 independent HMOs in the United States today, which generally operate in a single or limited geographic area. As a result, employers contract with multiple health plans to provide complete geographic coverage for all of their employees.

  Increasing group health insurance benefit costs. The average cost of employee and retiree health care will increase by approximately 7% this year. As these costs rise, we believe employers will seek more cost-effective health insurance benefits solutions, will be more critical in their selection of health plans and will demand a more competitive bidding process. In addition, we believe they will need to be able to switch health plans when necessary, and they will shift more costs to employees.

  Complex data management. Health plans collect complex, detailed and dynamic data in varying formats from multiple employers. Conversely, employers must distribute this data in varying formats to multiple health plans. A failure to accurately update eligibility and financial data in a timely fashion may result in additional administrative costs and financial reconciliation problems and can lead to employees and their dependents being wrongfully denied healthcare services.

  Varied data formats. Eligibility and financial data formats vary considerably throughout the health care industry and typically are unique to each particular employer and health plan. The collection, storage and transmission of this data remains a labor-intensive, paper-based and error-prone process. As a result, most health plans are unable to frequently update this data. Some efforts have been made to develop a common standard. However, these standards do not meet the complex needs of multiple purchasers and have not been widely accepted.

  Varied systems platforms. Most employers use their own unique human resources information systems and other benefit and payroll related systems to communicate with multiple health plans. These health plans in turn rely on their own unique legacy systems. Often, within a single employer or health plan, there are several systems in place for collecting and storing this data that are unable to communicate with one another. Each system has its own code data rules, syntax and semantics, requiring substantial information technology resources to interface.

  Inefficient pricing, billing, reconciliation and settlement processes. Employers must obtain rate quotes from health plans based on the estimated risk of the employers' employee population. Rates are difficult to compare because of differing plan designs and underwriting methodologies. Employers receive bills from each of their health plans in different formats and in some cases for different coverage periods. These bills are calculated using data provided by health plans. If a plan is late in recognizing an employee's termination, the employer must perform an audit to determine this. Depending on the number of health plans and the diversity of the payment arrangements, this can be an arduous task. Inaccurate payments require significant manual intervention by employers and health plans to reconcile accounts.

  Brokers have limited transaction processing capability. In the mid-size employer market, employers and health plans trade primarily through brokers. As a result, brokers have been positioned to administer the processes required to facilitate this trading. However, brokers generally do not have access to the capital needed to develop e-commerce systems. Consequently, this process essentially remains a labor-intensive, paper-based and highly inefficient process. Because of increasing demand for business-to-business e-commerce solutions, we believe brokers must either embrace new technology or risk being disintermediated.

  Added complexity caused by government regulation. Numerous federal, state and local laws and regulations govern the healthcare industry. These laws and regulations change frequently. In recent years, the responsibilities of employers to provide their employees with access to health care have increased significantly. In particular, COBRA and HIPAA have added substantial burdens to employers administering employee health insurance benefits. The proposed legislation covering patients' bill of rights includes a provision that may put health plans and employers at more risk of litigation. We believe this may have the effect of pushing employers toward a defined contribution and voucher-based approach to their employees' healthcare insurance benefits.

Opportunity for Business-to-Business E-Commerce Solutions for Group Health Insurance Benefits

  The ubiquitous nature, low cost and scalability of the Internet have created new opportunities for conducting commerce. Recently, the widespread adoption of intranets and the acceptance of the Internet as a business communications platform has created a foundation for business-to-business e-commerce that enables organizations to streamline complex processes, lower costs and improve productivity. It is projected that e-commerce will grow from $50 billion in revenue in 1998 to $1.3 trillion in 2003, and business-to-business e-commerce will account for more than 74% of the value of e-commerce in the United States in 2003.

  Group health insurance benefits purchasing, eligibility administration and premium payment transactions lend themselves to Internet processing since most of these transactions are information-based and do not require delivery of durable goods at the point of payment. However, unlike other e-commerce opportunities, such as purchasing books or individual insurance, group health insurance benefits transactions involve complex group insurance pricing, complex product presentation, and ongoing data management between multiple organizations.

  We believe that business-to-business e-commerce technology solutions in this market will require the following Internet-enabled components:

  Front-end quote and enrollment:

  .  quote systems that provide quick rate information from multiple plans;
     and

  . annual and ongoing enrollment update tools that accommodate enrollment in numerous health plans, and content engines that provide plan descriptions, provider networks and rate information.

  Back-end eligibility and financial exchange:

  . exchange systems that transfer eligibility and financial data files between trading partners and execute payment transactions with all applicable parties.

[Diagram]
This graphic depicts eBenx, Inc.'s relationship to various other organizations. The top left corner of the graphic contains the following title: "The eBenX group health insurance e-commerce exchange." There are a number of three-dimensional icons in this graphic with each one casting a shadow. In the bottom left corner of the graphic, there is one large building labeled "Employer"; underneath the title "The eBenX group health insurance e-commerce exchange" there are a row of four servers labeled "Benefits Procurement Tool," "Enrollment and Eligibility Maintenance Tool," "Customer Service Tool," and "Billing and Payment Tool"; and between these two sets of icons there is a server labeled "Employer or Third-Party Human Resource Systems." In the top right corner of the graphic, there is a row of four buildings entitled "Health Plans"; in the bottom right corner of the graphic, there is a block figure labeled "Employee"; and between the block figure and the row of buildings, there is a computer terminal labeled in bold "eBenX.com." Between the building labeled "Employer" and the block figure, there is a set of three block figures labeled "Broker." Between the computer terminal and the row of four servers at the top left corner of the graphic there is a server labeled "Data Editor and Rules Translater."

The Computer terminal is connected to a number of icons with slightly curved yellow arrows that point both ways. There is one labeled "Enrollment (through Employer)" connecting the block figure labeled "Employee." There is one unlabeled arrow connecting the set of block figures labeled "Broker." There is one labeled "Eligibility Data, Invoice" connecting the server labeled "Employer." There is one arrow for each of the buildings in the row of four buildings entitled "Health Plans." Three of these arrows are labeled "Mapped Eligibility Data," "Financial Payment and Reconciliation," and "Rate Information," with the fourth arrow being unlabeled. There are four straight unlabeled, blue arrows connecting the server labeled "Data Editor and Rules Translater" with each of the four servers located underneath the title "The eBenX group health insurance e-commerce exchange." Finally, there is a line simulating a computer cable connecting the computer terminal with the server labeled "Data and Rules."

  Currently, there are numerous front-end Internet-based solutions that support enrollment. However, we believe true e-commerce can only exist if there is seamless end-to-end integration of the front- and back-end processes. We have focused our efforts on developing our proprietary back-end eligibility and financial data exchange platform, which we now are coupling with front-end applications. As a result, we now are able to provide a fully integrated end-to-end solution for group health insurance benefits e-commerce in addition to our back-end exchange services. We currently do not plan to offer front-end services on a stand alone basis.

Our Solution

  We provide the business-to-business e-commerce and connectivity solutions for the purchase, eligibility administration and premium payment of group health insurance benefits. Our Internet-based enrollment, eligibility and financial exchange addresses requirements of both front- and back-end processes. During the first six years of our operations, we focused on data and financial management systems and on building custom and electronic connections between customers, such as PepsiCo, Bell Atlantic, Northwest Airlines, GE Capital, Promus Hotels and R.R. Donnelley and the United States' largest regional and local health plans. This effort has resulted in connectivity to health plans that collectively serve approximately 85% of the managed care enrollment in the United States.

  In 1999, we began attaching this proprietary technology to multiple front-end enrollment applications, including those offered by Healtheon, PricewaterhouseCoopers and Watson Wyatt. It is this front-end/back-end continuity that delivers the end-to-end business-to-business e-commerce solutions for group health insurance benefits.

 Value Proposition to Trading Partners

  Our solution provides value to the trading partners through the collection, management and storage of employee enrollment, eligibility and financial data and the ongoing transmission of this data to health plans. Additionally, we manage and execute the reconciling of payments between trading partners.

  For employers, our e-commerce solution:

    . streamlines the enrollment process by moving it from paper or telephone voice response systems to self-service Internet applications;

    . reduces administrative costs associated with disseminating basic health plan information to employees, the enrollment transaction, and the management and transfer of data among parties;

    . shifts the employer's responsibility to us for transmitting accurate enrollment and eligibility information to a variety of health plans and gives all trading partners access to real time eligibility via Web-enabled tools;

    . eliminates the traditional paper-based and labor-intensive payment reconciling process used by both trading partners and delivers automated, accurate and retroactively adjusted payments to health plans;

    . allows more choice of plans by lowering the barriers to entry for health plans thereby significantly reducing the cost of switching between competing health plans;

    . reduces the cost of procuring health benefits by increasing health plan competition in the bidding process; and

    . increases the ability to attract and retain employees through more diverse benefit offerings.

  For health plans, our e-commerce solution:

    . improves timeliness and accuracy and lowers the cost of receiving eligibility and financial data;

    . reduces the administrative burden associated with receiving eligibility and financial data;

    . provides improved customer service and provider claims adjudication through twenty-four hour, seven day a week Web-enabled access to employers' eligibility and financial data;

    . reduces distribution costs for the delivery of health plan information to employees; and

    . opens new channels for them to distribute products and services over the Web.

  For group health insurance brokers, our e-commerce solution:

    .  allows access to technology without significant capital expense;

    . moves services from a paper process to a more efficient Web-based solution;

    . allows them to more easily offer multiple health plans to employer clients;

    .  provides significant differentiation from competing brokers; and

    . allows them to retain a service position in a disintermediating marketplace by increasing customer retention and market share.

  For employees, our e-commerce solution:

    . provides more opportunity for choice of plans and, through more competitive pricing, lower costs;

    .  provides Web-based enrollment and plan information; and

    . improves quality of services by reducing eligibility data errors through the more timely and accurate transmission of eligibility data to health plans which in turn transmit the data to doctors and other health care providers.

Products and Services

  Since 1993, we have been servicing the back-end processing requirements of our Fortune 1000 customers using our proprietary BEN-NET technology platform. This platform provides a connective infrastructure and neutral eligibility and financial data exchange mechanism. Because we represent Fortune 1000 customers, health plans have supported our efforts to build electronic connections to their legacy systems.

  We are able to receive complex and dynamic data from employers and transmit this data to fragmented health plans. Our core eligibility data and financial exchange technology incorporates the business rules of each of the relevant trading partners, as well as the format translations needed to automatically reconcile and pay bills. Our solution creates a standard for group health connectivity without causing employers or health plans to make major changes to their disparate systems. Our technology enables the employer to send data in whatever format and via whatever media the employer chooses. Once received, our system edits and translates the data into a standard format. To facilitate connectivity to the health plans, our systems then translate that data into the format that is compatible with each of the computer systems of the individual health plans utilized by our employer customer. This translated information is then transmitted in whatever medium is acceptable to the health plan. Our BEN-NET system electronically stores more current eligibility data than the data held by the health plans to which we are connected, which allows us to accurately bill the parties concerned.

  In 1999, we extended our suite of product offerings to support the data management, communications and online transaction requirements for successful group health insurance benefits e-commerce. We have done this by partnering with other front-end application developers and through internal development efforts. We will provide end-to-end processing for employers, brokers, health plans and employees through which they will exchange information and transact business. Revenues generated from our exchange services were $3,467,000, $5,432,000, $7,742,000, $4,828,000 and $9,193,000 for the years ended December
31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, respectively.

  This Internet-based solution will bring together the components necessary for full transaction group health e-commerce: proposal requests, rate quotes, online enrollment, eligibility management and financial exchange services.

                           Our Products and Services

                     Process                                                         Front or
 Product/Service     solution         Status                                         Back-end
 ---------------     --------         ------                                         --------
 eBenX Import Export Two sets of      In service                                     Back-end
 (BEN-NET platform)  data
                     pipelines: one
                     to front-end
                     applications
                     and employer's
                     human resource
                     information
                     systems and
                     the other to
                     health plans
                     and payroll
                     companies
--------------------------------------------------------------------------------
 eBenX Financial     eBenX            In service                                     Back-end
 (BEN-NET platform)  generated bill
                     to health
                     plans and
                     consolidated
                     invoice to
                     employer
                     supports full
                     financial
                     distribution;
                     self-insured
                     management;
                     automatic
                     payment
                     reconciliation
                     and
                     consolidated
                     premium
                     management
--------------------------------------------------------------------------------
 eBenX Inquiry       Internet-based   In service                                     Back-end
 (BEN-NET platform)  real time,
                     enrollment
                     eligibility
                     database
                     access tool
--------------------------------------------------------------------------------
 eBenX Data Access   Internet-        In development:                                Back-end
 (BEN-NET platform)  based, real      .Prototype scheduled for 12/1/99
                     time             .Partial production planned for pilot
                     reporting;       groups early-2000
                     standard         .Full production planned to begin thereafter
                     consolidated
                     reports;
                     online
                     financial
                     reports
--------------------------------------------------------------------------------
 eBenX Enroll and    Internet-based   In service via license from Healtheon (initial Front-end
 Member Maintenance  employee and     term of license is through 1/31/03).
                     human resource   Proprietary tool also in development:
                     self-service     .Proprietary tool currently is used by one
                     benefit          of our clients
                     election;        .Redesign of this tool is in process and
                     Internet-based   is focused on mid-market
                     online daily     .Prototype scheduled for mid-2000
                     manager of       .Production planned for late-2000
                     employee adds,
                     deletes and
                     coverage
                     changes from
                     life events
--------------------------------------------------------------------------------
 eBenX RFP           Internet-based   In development:                                Front-end
                     census           .Concept and design has been completed
                     acquisition      .Prototype available
                     and proposal     .Coding commenced on 11/1/99
                     request tools    .Production planned for mid-2000
                     to support the
                     competitive
                     bidding
                     process

We sell our products and services in selected packages designed to meet the needs of each customer.

Health Benefit Plan Procurement Services

  We provide health benefit plan procurement services to a number of our Fortune 1000 customers. We undertake these services on a project basis. We assist and advise our customers on selection of potential suppliers, preparation of requests for proposals, evaluation of proposals, and rate negotiations. Approximately 20 of our employees engage in delivering these services. Our principal customers for these services are General Electric, Eastman Kodak and Bell Atlantic. We view these activities as a complement to exchange services. In addition, we gain valuable knowledge regarding market conditions and processes from providing these services. Revenues generated from our procurement services were $893,000, $1,661,000, $2,380,000, $1,841,000 and
$2,553,000 for the years ended December 31, 1996, 1997 and 1998 and the nine month periods ended September 30, 1998 and 1999, respectively.

Our Strategy

  Our objective is to be the leading provider of Internet-based business-to-business e-commerce for the purchase, eligibility administration and premium payment of group health insurance benefits. Key elements to our strategy include the following:

  Offer end-to-end e-commerce solution. We will continue to offer an end-to-end e-commerce solution by connecting with front-end applications and developing our own front-end applications where appropriate. In the Fortune 1000 and mid-size employer markets, front-end applications are being deployed by human resources information systems platforms, by human resources record keeping service companies, and enrollment software companies. We will aggressively pursue front-end application providers to together offer a complete solution to employers by linking our back-end eligibility and financial exchange services with their front-end applications. In addition, through licensed technology from Healtheon and our internal development efforts, we are deploying our own front-end applications.

  Increase penetration of the Fortune 1000 market. We will continue to focus on marketing our services to Fortune 1000 companies. We demonstrate to these companies the administrative efficiencies, cost savings and participant satisfaction that we provide. We now provide services to 20 of the approximately 1,500 U.S. companies that have more than 5,000 employees, including PepsiCo, Bell Atlantic, Northwest Airlines, General Electric, Eastman Kodak, Chevron, Dayton Hudson, Georgia-Pacific and Reader's Digest. The remaining companies provide us with substantial growth opportunities.

  Expand service offerings to existing Fortune 1000 customers. We intend to continue to aggressively expand our service offerings to our existing Fortune 1000 customers. We have been successful in increasing our revenues from most of our current Fortune 1000 clients through an expanded level of services provided to additional divisions, subsidiaries and locations of those clients.

  Expand to the mid-size employer market. We intend to leverage our technology through relationships with insurance brokers to penetrate the mid-size employer market. Mid-size employers typically purchase group health insurance benefits using insurance brokers.

  Pursue key strategic relationships to further enhance our service offering and client base. We intend to pursue key strategic relationships, including partnerships and acquisitions. These partnership and acquisitions candidates could include companies that provide payroll, front-end enrollment, voluntary benefits and similar services. We believe that making strategic acquisitions and developing strategic relationships will enable us to enhance our service offerings and expand our client base.

  Develop new products. We intend to use our market knowledge and experience to develop new products to fully leverage the market channels opened by the implementation of our technology. For example, we are in the prototype stage of development of Preferred Plans.com, a prepackaged group health insurance solution for multi-site, multi-state employers that will provide mid-size employers with rate quotes and access to best-practice, best-value health plans throughout the United States. This will give the health plan supplier access to the purchaser via the Internet for the first time. We already have identified several health plans that we believe may be interested in forming strategic partnerships with us for this development-stage product. In addition, we are designing our technology to support the sophisticated data and financial reconciling requirements implicit in the post-enrollment risk-adjusted payments to health plans that would result from defined contribution and voucher systems that may constitute the future of the health care benefit system.

Customers

  The following is a list of our customers who provided 10% or more of our revenue during 1998.

     Bell Atlantic Corporation
     Northwest Airlines Corporation

     PepsiCo, Inc.

  The following is a representative list of our other major customers.

     American Medical Response, Inc.
     American Red Cross                  GE Capital Services Corporation
                                         General Electric Company
     Bass Hotels & Resorts, Inc.         Georgia-Pacific Corporation
     Benefits Alliance, LLC              KPMG LLP
     Blue Cross Blue Shield Association  Promus Hotel Corporation
     Chevron Corporation                 R.R. Donnelley & Sons Company
     Dayton Hudson Corporation           Reader's Digest Association, Inc.
     Eastman Kodak Company               W.W. Grainger, Inc.
     Federated Department Stores, Inc.   White Consolidated Industries Inc.

  In 1999 to date, twelve customers have accounted for approximately 90% of our revenue.

Connected Health Plans

   The following is a representative list of the health plans to which we have built customized eligibility and financial data pipelines.

     Aetna, Inc. Plans                   Kaiser Foundation Health Plan
     Blue Cross Blue Shield Plans        Merck-Medco
     CIGNA Health Plans, Inc.            PacifiCare Health Systems
     Delta Dental                        UnitedHealth Group Corporation Plans
     Harvard Pilgrim Health Care         More than 25 Blue Cross/Blue Shield
                                         Plans

Sales and Marketing

  Our sales and marketing staff is organized according to our three key targeted customer segments: Fortune 1000, brokers for mid-size employers, and human resource service and systems companies. Our sales force targets significant potential customers in the Fortune 1000 and mid-size employer segments. Senior management plays an active role in our sales and marketing efforts.

  Due to the technical nature of our products and services, our typical sales cycle in the Fortune 1000 market is four to six months and usually involves a competitive bidding process, which starts with a request for proposal from the employer. The employer often indicates that this request for proposal has been sent to other benefits administration service companies, which may or may not submit a proposal to the employer. Our sales process also is somewhat seasonal because most large employers undergo the open enrollment process in the fall of each year. We obtain approximately 75% of our customer commitments during the months of February through May. The mutual intent is that our systems will be integrated with the customer's system and become operational prior to the open enrollment period later that year.

  Fortune 1000. We sell directly to the Fortune 1000 market. As of October 31, 1999, we employed one senior vice president in charge of sales and marketing to this market. He is supported by three sales people. We expect to hire two additional sales personnel in the next several months. In addition, this senior vice president is supported by two marketing assistants who assist him with trade shows and developing prospective clients, and by a vice president and four strategic procurement consultants who spend a portion of their time cross-selling administrative services to the Fortune 1000 market.

  Brokers for Mid-size Employers. We utilize existing brokerage distribution systems to penetrate the market of mid-size employers. As of October 31, 1999, we employed three senior staff members who are specifically focused on developing our sales and marketing efforts to brokers. We intend to hire two additional marketing employees to assist them and to further develop our broker distribution network. We believe that emphasizing our collection and payment capabilities to interface with numerous health plans will be a critical factor in winning acceptance in this market.

  Human Resource Service and Systems Companies. We partner with human resource service and systems companies to re-sell our products and services as a component of the products and services that they offer to employers. This effort is being led by one of our co-founders. We expect to add personnel to this area as our partnership efforts develop.

Customer Support

  We believe a high level of customer support is necessary to broaden the acceptance of our products and services. We provide a wide range of customer support services through our call service center, our account managers, our customer service staff and an e-mail help desk. By providing consolidated customer service through our service center, we eliminate the need for our customers to maintain numerous contact lists across benefit vendors in order to resolve enrollment, eligibility and billing issues. We provide each customer with a telephone number for it and its participants to use regarding enrollment choices, grievances and benefit clarification. Our service center is open from 7:00 a.m. to 7:00 p.m. Central Time, Monday through Friday. When the service center is closed, calls for existing clients are forwarded to our voice mail system. We also offer Internet-based support services that are available 24 hours a day, 7 days a week. Finally, we use proprietary automated tracking systems to ensure resolution of all inquiries. As of October 31, 1999, we had 38 employees in customer support functions.

Competition

  The market for health care administration services is intensely competitive, rapidly evolving and subject to sudden technological change. Many of our actual and potential competitors have announced or introduced solutions that compete, at least in part, with our products and services. We believe that the principal competitive factors in this market are health and managed care expertise, data integration and transfer technology, health insurance benefits processing technology, customer service and support and price. We believe, based on our experience, our products and services are competitive with respect to these factors and that no other competitor has the Internet-based technology capabilities combined with managed care expertise that we have. Further, we believe we are currently the only participant in this market with both the connectivity link between employers and health plans and our range of services. However competitors may develop similar products or we may not be able to successfully market our products or successfully develop and introduce products that are less costly than or superior to those of our competitors.

  We compete with administrative service providers and benefits consultants with administrative capabilities. We also compete with the internal information systems departments of the Fortune 1000 companies that perform their own health care administration services. In the mid-size employer market, we compete with other technology solutions that serve the automation and administration needs of health benefit brokers. In addition, many human resource service and systems companies have the healthcare expertise and financial strength to develop the technology necessary to compete with us. As the market evolves we expect increasing competition from Internet-based service providers in both the health care connectivity market and the online insurance market. We believe that our established and proven technology and our knowledge of the healthcare market provide us with the necessary capabilities to adapt to the evolving market and to increasing competition.

Systems and Technology

 Primary Systems Information

  Historically, our services have been delivered using our proprietary BEN-NET technology as the core eligibility and financial exchange engine. BEN-NET was originally designed and implemented in 1994 to serve two distinct customer bases: Fortune 1000 employers and health insurance purchasing coalitions. Though the latter market never fully developed, the business requirements and attendant system capabilities such as our ability to update, transmit and permanently store eligibility data at both the employee and dependent level have provided additional benefit to our Fortune 1000 clients. We have incorporated a number of enhancements to BEN-NET in three subsequent major releases.

  BEN-NET and its fully integrated attendant applications are delivered using a multi-tier information system comprised of multiple midrange servers, PCs and workstations. The midrange servers, Sun Enterprise Servers running Sun's Solaris Unix operating system, are used to provide middle-tier application component logic and as a platform for eBenX's relational database management system. Batch and end-user local and Internet applications employ a number of different languages, primarily PowerBuilder, C, and Java.

  Our production processing environment, maintained at our Minneapolis facility, is composed of multiple servers, permitting maximum flexibility in organizing and protecting client data. The environment in which our database runs, UNIX, is a highly scalable platform. Given this platform, we are able to add capacity relatively easily, we can also physically organize our databases on different servers to optimize the processing performed on each server. For example, an entire production server can be dedicated to a single large client if this client has extensive processing requirements. Within this processing environment, we establish separate physical production databases for each of our Fortune 1000 customers to ensure that customer data remains confidential and secure. This also ensures that it maintains its integrity. In so doing, we are able to provide customer data access to customer specified user groups. Secure, real time Internet-based customer and health plan access to source data brings trading partners into alignment and reduces support costs.

  We believe our proprietary data import and export management application is a key differentiator for our services. Electronic Vendor Interface Management
(EVIM) delivers the ability and flexibility to receive and transmit data between trading partners. This application incorporates not only a library of health plan data maps, but also a deep knowledge of the business rules that must be incorporated in the complex managed care market.

  Electronic imports and exports (an average of 1,000 files per week with each file ranging from 500-50,000 records) are managed via EVIM, ensuring automated, timely distribution of data, payments, and reports to clients and vendors. This precise management of the flow of data also supports a key function of BEN-NET, which is the dynamic application of customer-related business rules to customer-delivered eligibility data, streamlining both health plan delivery of service and payment.

 Redundancy, System Backup, Security and Disaster Recovery

  We believe our facilities and operations include sufficient redundancy, back-up and security to ensure minimal exposure to systems failure or unauthorized access. A disaster recovery plan has been prepared and will be put in place should the need arise. Incremental backups of both software and databases are performed on a daily basis and a full system backup is performed weekly. Backup tapes are stored at an offsite location along with copies of schedules/production control procedures, procedures for recovery using an off-site data center, documentation and other critical information necessary for recovery and continued operation. Our current facility has two separate power feeds to provide a level of redundancy should a power outage occur.

  We employ rigorous physical and electronic security to protect customer data. Our data center is isolated within our corporate offices with restricted card key access, and appropriate additional physical security measures. Electronic protections include encryption, firewalls, multi-level access controls and separate customer databases.

Proprietary Rights

  We rely upon a combination of contractual rights, trade secrets, copyrights, technical measures, non-disclosure agreements and trademarks to establish and protect proprietary rights in our products and technologies. However, we believe that intellectual property protection is less important than our ability to continue to develop new applications and services that meet the requirements of our industry. As a result, we have invested heavily in the research and development of our products and services, spending approximately $863,000, $1,242,000 and $1,519,000 in 1996, 1997 and 1998, respectively. We typically enter into non-disclosure and confidentiality agreements with our employees and distributors with access to sensitive information. These agreements may be breached and we may not have adequate remedies for any breach. Others may acquire substantially equivalent proprietary technologies or otherwise gain access to our proprietary technologies. In addition, any particular technology may not be regarded as a trade secret under applicable law. As a result of the reliance that we place on our trade secrets, loss of our trade secret protection could harm our business and results of operations. We have no registered patents or pending patent applications. The steps taken by us to protect our proprietary rights may not be adequate to prevent misappropriation of our technology or independent development or sale by others of software products with features based upon, or otherwise similar to, our products.

  Although we believe that our technology has been independently developed and that none of our technology or intellectual property infringes on the rights of others, third parties may assert infringement claims against us in the future. If infringement were established, we might be required to modify our products or technologies or obtain a license to permit our continued use of those rights. We may not be able to do either in a timely manner or upon acceptable terms and conditions, and any failure to do so could harm our business and results of operations. In addition, any future litigation necessary to protect our trade secrets, know-how or other proprietary rights, to defend ourselves against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others could result in substantial cost to us and diversion of our resources. Adverse determinations in any litigation or proceedings also could subject us to significant liabilities to third parties and could prevent us from producing, selling or using our products or technologies. We may not have the resources to defend or prosecute a proprietary rights infringement claim or other action.

Government Regulation

  The healthcare industry is highly regulated by state, federal and local laws and regulations, which are subject to change. Currently, few of these laws and regulations apply directly to our business but rather apply primarily to health plans or employers. For example, the confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases may be subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical records. Although compliance with these laws and regulations currently is principally the responsibility of health care providers and we typically do not include confidential patient medical information in our databases, these regulations may be extended to cover our business and the eligibility and other data that we do include in our databases. Additional legislation governing the dissemination of medical records has been proposed at both the state and federal level. This legislation may require holders of these records to implement security measures that may require substantial expenditures by us. Changes to federal, state or local laws may materially restrict employers' and health plans' ability to store and transmit medical records using our products and services.

  Laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of any additional laws or regulations may impede the growth of the Internet or other on-line services. This could decrease the demand for our products and services and increase our cost of doing business. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing property ownership, sales taxes and other forms of taxation, libel and personal privacy is uncertain and may remain uncertain for a considerable length of time.

  HIPAA mandates the use of standard transactions, identifiers, security and other provisions by the year 2000. We have designed our products and services to comply with HIPAA. However, any change in federal standards would require us to expend additional resources.

  Finally, our function as a conduit for payment by employers to health plans may subject us to the ERISA. ERISA imposes fiduciary duties on employers and health plans with respect to payments made on behalf of participants. Although we believe our role in the payment process is a purely mechanical one, it is possible that these fiduciary duties could be deemed to apply to us. In that event, we may become subject to greater liability with respect to these payments and may experience higher operating costs in order to comply with these regulation.

Properties

  Our offices are located in Minneapolis, Minnesota where we lease or sublease approximately 37,100 square feet of office space. Our lease for 29,630 square feet of this space expires on April 30, 2000 and the lease for the remainder expires on February 28, 2003. We believe our existing facilities are adequate to meet our needs until the expiration of our principal lease. Any future growth during this period can be accommodated through the leasing of additional or alternative space near our current facilities. Due to our current sales and marketing plan, we anticipate the need for additional office space in the year 2000 and we currently are negotiating to lease approximately 70,000 square feet of office space located in the Minneapolis metropolitan area upon the expiration of our principal lease on April 30, 2000.

Employees

  As of October 31, 1999, we had 263 full-time employees, including 90 in information technology, 89 in operations, 33 in account management, 10 in sales and marketing, 24 in consulting and 17 in administration and executive management. We have never had a work stoppage and none of our employees currently are represented under collective bargaining agreements. We consider our relations with our employees to be good. We believe that our future success will depend in part on the continued service of our senior management and key technical personnel and our ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel. This is particularly true for sales and marketing personnel because of our plans to significantly expand our sales and marketing groups. Competition for qualified personnel in our industry and geographical location is intense. We may not continue to be successful in attracting and retaining a sufficient number of qualified personnel to conduct our business in the future.

                                   MANAGEMENT

Executive Officers and Directors

  The following table provides information as of October 31, 1999 regarding our executive officers and directors:

Name                Age                         Position
----                ---                         --------
Mark W. Tierney...   51 Chairman and Director
John J. Davis.....   40 Chief Executive Officer and Director
Michael C.
  Bingham.........   37 Senior Vice President, Business Development and Director
Scott P.
  Halstead........   36 Chief Financial Officer and Secretary
Paul V. Barber....   38 Director
James P. Bradley..   48 Director
Daniel M. Cain....   54 Director
William J. Geary..   40 Director
John M. Nehra.....   51 Director

  Mr. Tierney is one of our co-founders. He has been our Chairman since September 1993 and a member of our board of directors since September 1993. Prior to founding our company, Mr. Tierney founded a joint venture company with UnitedHealth Group Corporation which specializes in patient demand management, patient advocacy and case management services to Fortune 500 companies and served as its President and Chief Executive Officer from July 1985 to August 1993. From July 1983 to July 1985, Mr. Tierney served as Senior Vice President of Medical Services for Allina Health System, the largest HMO in the Minneapolis-St. Paul metropolitan area. Prior to July 1983, he held management positions with CIGNA Health Plans, Inc. and Kaiser Permenente Southern California. Mr. Tierney holds a master's degree in Hospital and Health Care Administration from the University of Minnesota and today serves on their clinical faculty.

  Mr. Davis has been our Chief Executive Officer since April 1999 and a member of our board of directors since June 1999. From 1996 to 1999, Mr. Davis served as President and Chief Executive Officer of MedManagement, L.L.C., a national and leading provider of pharmacy management and medication use consulting services to hospitals and health systems. Prior to his work with MedManagement, L.L.C., Mr. Davis served for ten years in a number of operations and executive management positions at UnitedHealth Group Corporation. Most recently, from 1994 to 1996, Mr. Davis served as President of Healthmarc, a UnitedHealth Group Corporation specialty company providing innovative managed care services to employers with populations resident outside health plan service areas. Mr. Davis holds a bachelor's degree from St. John's University, Collegeville, Minnesota.

  Mr. Bingham is one of our co-founders. He has been our Senior Vice President, Business Development since August 1999 and a member of our board of directors since September 1993. In addition, Mr. Bingham has held leadership roles in many aspects of our company since its inception. Prior to founding our company, Mr. Bingham held various management positions at UnitedHealth Group Corporation, McKinsey & Company and Maxicare Health Plans. Mr. Bingham holds an M.B.A. degree from the Wharton School at the University of Pennsylvania and a bachelor's degree in economics from Claremont McKenna College.

  Mr. Halstead has been our Chief Financial Officer since February 1997. Prior to joining our company, he spent six years with The Dun & Bradstreet Corporation in various financial management positions in North America, Europe and Asia. Most recently he was Chief Financial Officer of an operating division of The Dun & Bradstreet Corporation. Mr. Halstead holds an M.B.A. degree from the Wharton School at the University of Pennsylvania and a bachelor's degree in Industrial Engineering from Northwestern University.

  Mr. Barber has been a director since June 1999. Mr. Barber is a Managing Member of JMI Associates III, LLC, the general partner of JMI Equity Fund III, L.P., a venture capital limited partnership. From 1990 to 1998, he was Managing Director and head of the software investment banking practice of Deutsche Bank Alex.

Brown, an investment banking firm. Mr. Barber serves on the board of directors of several privately held companies. Mr. Barber holds an M.B.A. from Harvard Business School and a bachelor's degree in Economics from Stanford University.

  Mr. Bradley has been a director since 1997. Mr. Bradley has been Chairman and Chief Executive Officer of Abaton.com, Inc., a Web-based healthcare information company, since January 1997. From 1989 to October 1995, Mr. Bradley was Chief Information Officer of UnitedHealth Group Corporation. From October 1995 to January 1997, Mr. Bradley was President of Health Systems Integration, Inc., a healthcare software information company. Mr. Bradley holds an M.S. degree in Bio Statistics and Data Processing and a bachelor's degree in Genetics and Statistics from the University of Illinois.

  Mr. Cain has been one of our directors since March 1999. Mr. Cain is President and Chief Executive Officer of Cain Brothers, LLC, a healthcare investment bank which has served the financial and capital needs of the health and medical industry since 1982, and a Manager of CB Health Ventures, L.L.C. Mr. Cain is a director of New England Funds, a family of mutual funds and Universal Health Realty Income Trust, a health care REIT. Mr. Cain is a trustee of the Norman Rockwell Museum and Sharon Hospital and the National Committee for Quality Health Care. Mr. Cain holds an M.B.A. degree from Columbia University and a bachelor's degree in American Civilization from Brown University.

  Mr. Geary has been a director since June 1998. Mr. Geary has been a Principal of North Bridge Venture Partners, L.P. since its inception in March 1994 and a General Partner of North Bridge Venture Partners II, L.P., North Bridge Venture Partners III, L.P. and North Bridge Venture Partners IV, L.P. since their inceptions in September 1996, August 1998 and October 1999, respectively. Mr. Geary also is a director of several private technology companies. Mr. Geary holds a bachelor's degree from Boston College and is a C.P.A.

  Mr. Nehra has been a director since 1996. Since 1989, Mr. Nehra has been the managing general partner of Catalyst Ventures, Limited Partnership, a venture capital limited partnership. Since December 1993, Mr. Nehra has also been a general partner of New Enterprise Associates VI, VII, and VIII Limited Partnerships, venture capital limited partnerships. Mr. Nehra has served as Chairman of the Board of Directors of Celeris Corporation, a biomedical contract research service company since July 1997 and as a director of Celeris since November 1992. Mr. Nehra also has served as Chairman of the Board of Iridex Corporation, a medical device company, since 1994, and as a director since 1989. Mr. Nehra is also a director of several privately held companies. Mr. Nehra holds a bachelor's degree from the University of Michigan.

Board Composition

  Following this offering, our board of directors will consist of eight directors divided into three classes with each class serving for a term of three years. At each annual meeting of shareholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring. Messrs. Geary and Nehra will be Class I directors whose terms will expire in 2000; Messrs. Barber, Bradley and Cain will be Class II directors whose terms will expire in 2001; and Messrs. Bingham, Davis and Tierney will be Class III directors whose terms will expire in 2002. We intend to replace one or two current directors with outside directors after this offering as soon as we identify suitable candidates.

Board Committees

  Our board of directors has established a compensation committee and an audit committee.

  Messrs. Bradley, Cain and Nehra are members of our compensation committee and Mr. Nehra is its chairman. Our compensation committee makes recommendations to the board of directors concerning executive compensation and administers our stock option plans and our Employee Stock Purchase Plan.

  Messrs. Barber, Geary and Nehra are members of our audit committee and Mr. Geary is its chairman. Our audit committee reviews the results and scope of the audit and other accounting related services and reviews our accounting practices and systems of internal accounting controls.

Director Compensation

  We currently do not pay any compensation to directors for serving in that capacity. We reimburse directors for out-of-pocket expenses incurred in attending board meetings. Our board of directors has the discretion to grant options to non-employee directors pursuant to our stock option plans. Mr. Bradley currently holds options to purchase 46,695 shares of our common stock.

Compensation Committee Interlocks and Insider Participation

  Messrs. Bradley, Cain and Nehra currently serve on the compensation committee. None of these individuals has at any time been an officer or employee of ours. Prior to formation of the compensation committee, all decisions regarding executive compensation were made by the full board of directors. No interlocking relationship exists between the board of directors or the compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

  On March 19, 1996, we sold a total of 636,945 shares of our Series B Preferred Stock at a purchase price of $7.065 per share, including 424,630 shares to New Enterprise Associates VI, Limited Partnership. On May 3, 1999, we sold a total of 563,525 shares of our Series C Preferred Stock at a purchase price of $9.76 per share, including 307,377 shares to CB Healthcare Fund, L.P. and 102,459 shares to New Enterprise Associates VI, Limited Partnership. On June 9, 1999, we sold a total of 512,295 shares of our Series C Preferred Stock at a purchase price of $9.76 per share, including 102,459 shares to CB Healthcare Fund, L.P. These share issuances do not reflect the three-for-one stock split effective immediately prior to this offering.

  Mr. Nehra is a general partner of NEA Partners VI, Limited Partnership, which is the general partner of New Enterprise Associates VI, Limited Partnership. Mr. Cain is a Manager of CB Health Ventures, L.L.C. which is the general partner of CB Healthcare Fund, L.P. We believe that the shares issued in the transactions described above were sold at the then fair market value of the shares and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated third parties.

Indemnification Matters and Limitation of Liability

  Minnesota law and our bylaws provide that we will, subject to limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with us. We will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses, and, subject to limitations, we will pay or reimburse reasonable expenses before the final disposition of the proceeding.

  As permitted by Minnesota law, our articles of incorporation provide that our directors will not be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, subject to the following exceptions:

  .  any breach of the director's duty of loyalty to us or our shareholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . liability for illegal distributions under section 302A.559 of the Minnesota Business Corporation Act or for civil liabilities for state securities law violations under section 80A.23 of the Minnesota statutes;

  . any transaction from which the director derived an improper personal benefit; and

  . any act or omission occurring prior to the effective date of Article VIII of our articles of incorporation.

  In addition, the employment agreements with our officers that are described in this prospectus require us, to the extent permitted by law, to indemnify each of these officers and to obtain directors' and officers' liability insurance coverage in the amount that our board of directors determines to be appropriate.

  Presently, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Employment Agreements

  We entered into employment agreements with Mark Tierney, John Davis and Scott Halstead in April 1999 that govern their employment with us. The agreements set forth their compensation levels and eligibility for salary increases, bonuses, benefits and option grants under our stock option plans. The initial employment term is five years. During the term of their employment agreements, either party may terminate the agreement by providing at least 30 days written notice to the other party.

  Mr. Tierney's employment agreement provides for a payment of one year's base salary and an immediate vesting of 100% of any remaining unvested stock options in the event of termination of employment by mutual agreement or due to Mr. Tierney's death or disability. Also, if we terminate his employment other than for cause, other than as set forth in the preceding sentence, or Mr. Tierney terminates his employment agreement because of a material reduction in his duties or compensation or because we require him to relocate, then the agreement provides for a payment of two years' base salary and an immediate vesting of 100% of any remaining unvested stock options. If a change in control occurs prior to April 22, 2001, his employment agreement provides for an immediate vesting of 100% of any remaining unvested stock options.

  Mr. Davis' employment agreement provides for a payment of one year's base salary and an immediate vesting of 50% of any remaining unvested stock options in the event of termination of employment other than for cause. If, however, the termination of employment occurs within two years of a change in control, the employment agreements provide for severance pay of one year's base salary and an immediate vesting of 100% of any remaining unvested stock options.

  Mr. Halstead's employment agreement provides for a payment of six months' base salary and an immediate vesting of 50% of any remaining unvested stock options in the event of termination of employment other than for cause. If, however, the termination of employment occurs within one year of a change in control, his employment agreement provides for severance pay of six months' base salary and an immediate vesting of 100% of any remaining unvested stock options.

Executive Compensation

  The following table provides information concerning compensation paid or accrued by us to or on behalf of our chief executive officer and each of our two other most highly compensated executive officers whose salary and bonus during the fiscal year ended December 31, 1998 was more than $100,000:

                           Summary Compensation Table

                               Annual       Long Term
                            Compensation   Compensation
                          ---------------- ------------
                                              Shares
Name and Principal                          Underlying
Position                   Salary   Bonus    Options
------------------        -------- ------- ------------
Mark W. Tierney
  Chairman and
  Director..............  $152,000 $42,040    31,200
Michael C. Bingham
  Senior Vice President,
  Business Development..  $104,000 $28,580    23,400
Scott P. Halstead
  Chief Financial
  Officer and
  Secretary.............  $120,000 $12,000    11,700

--------
 . The aggregate amount of perquisites and other personal benefits, securities or property received by each named executive officer was less than either $50,000 or 10% of the total annual salary and bonus reported for each respective named executive officer.
 . John Davis became Chief Executive Officer in April 1999. During the fiscal year ended December 31, 1998, Mark Tierney was Chairman and Chief Executive Officer. Michael Bingham has been Senior Vice President, Business Development since August 1999. During the fiscal year ended December 31, 1998, Mr. Bingham was President.

  The following table provides information concerning the stock option grants made to each of our named executive officers during the fiscal year ended December 31, 1998.

                          Option Grants in Fiscal 1998

                                          Individual Grants
                       --------------------------------------------------------
                       Number of
                       Securities Percentage of Total
                       Underlying Options Granted to
                        Options   Employees in Fiscal Exercise Price Expiration
Name                    Granted          1998           ($/Share)       Date
----                   ---------- ------------------- -------------- ----------
Mark W. Tierney.......   31,200          5.01%            $0.75      6/10/2008
Michael C. Bingham....   23,400          3.76%            $0.75      6/10/2008
Scott P. Halstead.....   11,700          1.88%            $0.75      6/10/2008

--------
 . The above options have a 10-year term from the grant date, and were fully vested and exerciseable as of the grant date. All stock options were granted with an exercise price equal to the fair market value of the common stock as determined by our board of directors on the date of grant.
 . The data presented in the Percentage of Total Options Granted to Employees in Fiscal 1998 column based on an aggregate of 622,950 shares of common stock subject to options granted to our employees during fiscal 1998.

  The following table provides information concerning the exercise of options to purchase common stock by our named executive officers during fiscal 1998 and the number and value of unexercised stock options held by these executive officers as of December 31, 1998.

                 Aggregated Option Exercises in Fiscal 1998 and
                         Fiscal Year-End Option Values

                                         Number of Securities
                                              Underlying          Value of Unexercised
                                          Unexercised Options     In-the-Money Options
                                          at Fiscal Year-End       at Fiscal Year-End
                                        ----------------------- -------------------------
                              Shares
                            Acquired on
   Name                      Exercise   Exercisable Unexercisable Exercisable Unexercisable
   ----                     ----------- ----------- ------------- ----------- -------------
   Mark W. Tierney.........     --        75,630          --        $33,174      $  --
   Michael C. Bingham......     --        27,105          --        $ 2,766      $  --
   Scott P. Halstead.......     --        36,450       65,250       $ 3,713      $9,788

--------
 . The value of unexercised in-the-money options is based on a value of $0.75, the fair market value of our common stock as of December 31, 1998 as determined by our board of directors, less the applicable per share exercise price multiplied by the number of shares issued upon exercise of the option.

Benefit Plans

 1993 Stock Option Plan

  Our 1993 Stock Option Plan provides for the grant of options to purchase shares of common stock and other long-term incentive awards to any of our full or part-time employees, officers, directors, consultants and independent contractors. Options granted under the 1993 Stock Option Plan may qualify as incentive stock options under the Internal Revenue Code of 1986, or may be options that do not qualify as incentive stock options. Other long-term incentive awards that may be granted under the 1993 Stock Option Plan include stock appreciation rights, or SARs, restricted stock and performance awards. We have reserved 3,900,000 shares of common stock for issuance under the 1993 Stock Option Plan. The 1993 Stock Option Plan is administered by our compensation committee. The committee has the discretion to select the people to whom options are granted and to establish the terms and conditions of each stock option, subject to the provisions of the 1993 Stock Option Plan and to any special provisions approved by our board of directors. The exercise price of an incentive stock option granted under the 1993 Stock Option Plan must not be less than 100% of the fair market value of the common stock on the date the option is granted. In the event that a proposed optionee owns more than 10% of our common stock, any incentive stock option granted to that optionee must have an exercise price not less than 110% of the fair market value of our common stock on the grant date. The term of each option is determined by the compensation committee. However, the term of an incentive stock option may not exceed 10 years from the date of grant and the term of a non-qualified stock option may not exceed 15 years from the date of grant. In the case of an incentive option granted to an owner of more than 10% of our common stock, the term may not exceed five years from the date of grant. The 1993 Stock Option Plan is subject to amendment by our board of directors, except that the board may not increase the number of shares which may be issued under the 1993 Stock Option Plan or decrease the minimum exercise price of options granted under the 1993 Stock Option Plan without the approval of our shareholders.

  As of December 31, 1998, options to purchase an aggregate of 1,661,790 shares of common stock, at a weighted average exercise price of $0.45 per share, were outstanding under the 1993 Stock Option Plan and a total of 341,883 shares were available for future option grants.

 1999 Stock Incentive Plan

  Our 1999 Stock Incentive Plan was approved by our board of directors and shareholders in September 1999. The 1999 Stock Incentive Plan provides for the granting of:

  . stock options, including incentive stock options and non-qualified stock options;

  .  stock appreciation rights, or SARs;

  .  restricted stock and restricted stock units;

  .  performance awards; and

  .  other stock-based awards.

  We have reserved 3,000,000 shares of common stock for issuance under the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan is administered by our compensation committee. The compensation committee has the authority

  .  to establish rules for the administration of the 1999 Incentive Plan;

  .  to select the persons to whom awards are granted;

  . to determine the types of awards to be granted and the number of shares of common stock covered by awards; and

  .  to set the terms and conditions of awards.

  The compensation committee may also determine whether the payment of any amounts received under any award shall be deferred. Awards may provide that upon the grant or exercise, the holder will receive shares of common stock, cash or any combination, as the compensation committee shall determine.

  In order to meet the requirements of Section 162(m) of the Internal Revenue Code, the 1999 Incentive Plan contains a limitation on the number of options that may be granted to any single person in any one calendar year.

  The exercise price per share under any incentive stock option or the grant price of any SAR cannot be less than 100% of the fair market value of our common stock on the date of the grant of that incentive stock option or SAR. In the event that a proposed optionee owns more than 10% of our common stock, any incentive stock option granted to that optionee must have an exercise price not less than 110% of the fair market value of our common stock on the grant date and may not have a term longer than five years. Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the compensation committee, in whole or in part by the tendering of shares of common stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the 1999 Stock Incentive Plan are made in accordance with methods and procedures established by the compensation committee.

  The holder of an SAR is entitled to receive the excess of the fair market value of a specified number of shares over the grant price of the SAR.

  The holder of restricted stock may have all of the rights of a shareholder of our company, including the right to vote the shares subject to the restricted stock award and to receive any dividends, or these rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the compensation committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the compensation committee, to receive shares of common stock, or a cash payment equal to the fair market value of such shares, at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units shall be forfeited, unless the compensation committee determines otherwise.

  If any shares of common stock subject to any award or to which an award relates are not purchased or are forfeited, or if any award terminates without the delivery of shares or other consideration, the shares previously used for these awards become available for future awards under the 1999 Stock Incentive Plan. Except as otherwise provided under procedures adopted by the compensation committee to avoid double counting with respect to awards granted in tandem with or in substitution for other awards, all shares relating to awards granted are counted against the aggregate number of shares available for granting awards under the 1999 Stock Incentive Plan.

  Our board of directors may amend, alter or discontinue the 1999 Stock Incentive Plan at any time, provided that shareholder approval must be obtained for any change that absent shareholder approval:

  . would cause Rule 16b-3 of the Exchange Act or section 162(m) of the Internal Revenue Code to become unavailable with respect to the 1999 Stock Incentive Plan;

  . would violate any rules or regulations of the National Association of Securities Dealers, Inc., the Nasdaq National Market or any securities exchange applicable to us; or

  . would cause us to be unable under the Internal Revenue Code to grant incentive stock options under the 1999 Stock Incentive Plan.

  Under the 1999 Stock Incentive Plan, the compensation committee may permit participants receiving or exercising awards to surrender shares of common stock to us to satisfy federal and state withholding tax obligations. In addition, the compensation committee may grant a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt, exercise or lapse of restrictions relating to an award.

 Employee Stock Purchase Plan

  Our employee stock purchase plan will become effective upon consummation of this offering and is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. The stock purchase plan covers an aggregate of 900,000 shares of common stock. In order to participate in the stock purchase plan, employees must meet eligibility requirements. Participating employees will be able to direct us to make payroll deductions of up to 15% of their compensation during a purchase period for the purchase of shares of common stock. Each purchase period, with the exception of the initial offering period, will be six months. The stock purchase plan will provide participating employees with the right, subject to specific limitations, to purchase our common stock at a price equal to 85% of the lesser of the fair market value of our common stock on the first day or the last day of the applicable purchase period. The price on the first day of the initial purchase period will be the initial public offering price of the shares of the common stock in this offering. The stock purchase plan will terminate on the date our board of directors determines, or automatically as of the date on which all of the shares of common stock reserved for purchase under the stock purchase plan have been sold.

 401(k) Plan

  We have established a tax-qualified employee savings and retirement plan for all of our employees who satisfy eligibility requirements, including requirements relating to age and length of service. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the lower of 20% or the statutory limit and have the amount of this reduction contributed to the 401(k) plan. The 401(k) plan is intended to qualify under
Section 401 of the Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. Our contributions, if any, will be deductible by us when made.

                              CERTAIN TRANSACTIONS

  On March 19, 1996, we sold a total of 636,945 shares of our Series B Preferred Stock at a purchase price of $7.065 per share as follows:

  .  212,315 shares to North Bridge Venture Partners, L.P.; and

  .  424,630 shares to New Enterprise Associates VI, Limited Partnership.

  On May 3, 1999, we sold a total of 563,525 shares of our Series C Preferred Stock at a purchase price of $9.76 per share, including:

  .  307,377 shares to CB Healthcare Fund, L.P.;

  .  102,459 shares to North Bridge Venture Partners, L.P.; and

  .  102,459 shares to New Enterprise Associates VI, Limited Partnership.

  On June 9, 1999, we sold a total of 512,295 shares of our Series C Preferred Stock at a purchase price of $9.76 per shares as follows:

  .  102,459 shares to CB Healthcare Fund, L.P.;

  .  364,754 shares to JMI Equity Fund III, L.P.; and

  .  45,082 shares to JMI Equity Side Fund, L.P.

  The share issuances discussed above do not reflect the three-for-one stock split effective immediately prior to this offering.

  William J. Geary, who is one of our directors, is a principal of North Bridge Venture Management, L.P. North Bridge Venture Management is a general partner of North Bridge Venture Partners, L.P.

  John M. Nehra, who is one of our directors, is a general partner of NEA Partners VI, Limited Partnership. NEA Partners VI, Limited Partnership is the general partner of New Enterprise Associates VI, Limited Partnership.

  Daniel M. Cain, who is one of our directors, is a manager of CB Health Ventures, L.L.C. CB Health Ventures, L.L.C. is the general partner of CB Healthcare Fund, L.P.

  Paul V. Barber, who is one of our directors, is a managing member of JMI Associates III, LLC. JMI Associates III, LLC, is the general partner of JMI Equity Fund III, L.P. JMI Equity Side Fund, L.P. is affiliated with JMI Equity Fund III, L.P. Mr. Barber has no beneficial ownership interest in JMI Equity Side Fund, L.P.

  We believe that the shares issued in the transactions described above were sold at the then fair market value of the shares and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

  The following table provides information concerning beneficial ownership of our common stock as of October 31, 1999 by:

  . each shareholder that we know owns more than 5% of our outstanding common stock;

  . each of our named executive officers;

  . each of our directors; and

  . all of our directors and named executive officers as a group.

  The following table lists the applicable percentage of beneficial ownership based on approximately 10,054,068 shares of common stock outstanding as of October 31, 1999, as adjusted to reflect the conversion of the outstanding shares of preferred stock immediately prior to this offering. The table also lists the applicable percentage beneficial ownership based on 15,054,068 shares of common stock outstanding upon completion of this offering, assuming no exercise of the underwriters' overallotment option. Except where noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or issuable on the conversion of preferred stock which are currently exercisable or convertible or may be exercised or converted within 60 days of October 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding these options, warrants or shares of convertible preferred stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person or entity holding these securities but are not outstanding for the purpose of computing the percentage ownership of any other person or entity.

  Unless otherwise indicated, the principal address of each listed 5% shareholder is c/o eBenX, Inc., 5500 Wayzata Boulevard, Suite 1450, Minneapolis, Minnesota 55416-1241.

                                                               Percentage of
                                                            Shares Beneficially
                                                Number of          Owned
                                                  Shares    --------------------
                                               Beneficially Before the After the
Beneficial Owners                                 Owned      Offering  Offering
-----------------                              ------------ ---------- ---------
North Bridge Venture Partners, L.P.
  950 Winter Street, Suite 4600
  Waltham, MA 02451..........................   2,054,949      20.4%     13.7%
New Enterprise Associates VI, Limited
  Partnership
  1119 St. Paul Street
  Baltimore, MD 21202........................   1,581,267      15.7%     10.5%
Entities associated with
JMI Equity Fund III, L.P. (1)
  12680 High Bluff Drive
  San Diego, CA 92130........................   1,229,508      12.2%      8.2%
CB Healthcare Fund, L.P.
  452 Fifth Avenue, 25th Floor
  New York, NY...............................   1,229,508      12.2%      8.2%
Barbara J. Seykora (2).......................     611,466       6.0%      4.0%
Mark W. Tierney (3)..........................   1,920,630      18.9%     12.7%
John J. Davis (4)............................     148,827       1.5%      1.0%
Michael C. Bingham (5).......................   1,227,105      12.2%      8.1%
Scott P. Halstead (6)........................      70,200         *         *
Paul V. Barber (7)...........................   1,094,262      10.9%      7.3%
James P. Bradley (8).........................      25,017         *         *
Daniel M. Cain (9)...........................   1,229,508      12.2%      8.2%
William J. Geary (10)........................   2,054,949      20.4%     13.7%
John M. Nehra (11)...........................   1,581,267      15.7%     10.5%
All directors and executive officers as a
  group (9 persons) (12).....................   9,351,765      89.5%     60.5%

--------
  * Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
 (1) Includes 1,094,262 shares held by JMI Equity Fund III, L.P. and 135,246 shares held by JMI Equity Side Fund, L.P. JMI Equity Side Fund, L.P. is affiliated with JMI Equity Fund III, L.P.
 (2) Includes 143,400 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 1999.
 (3) Includes 76,200 shares issuable upon exercise of stock options exerciseable within 60 days of October 31, 1999 and 44,430 shares issuable upon exercise of immediately exerciseable warrants.
 (4) Includes 148,827 shares issuable upon exercise of stock options exerciseable within 60 days of October 31, 1999.
 (5) Includes 23,400 shares issuable upon exercise of stock options exerciseable within 60 days of October 31, 1999 and 3,705 shares issuable upon exercise of immediately exerciseable warrants.
 (6) Includes 70,200 shares issuable upon exercise of stock options exerciseable within 60 days of October 31, 1999.
 (7) Includes 1,094,262 shares held by JMI Equity Fund III, L.P. Mr. Barber, one of our directors, is a Managing Member of JMI Associates III, LLC, which is the general partner of JMI Equity Fund III, L.P. JMI Equity Side Fund, L.P. is affiliated with JMI Equity Fund III, L.P. Mr. Barber disclaims beneficial ownership of shares held by JMI Equity Fund III, L.P. Mr. Barber has no beneficial ownership interest in JMI Equity Side Fund, L.P.
 (8) Includes 25,017 shares issuable upon exercise of stock options exerciseable within 60 days of October 31, 1999.
 (9) Includes 1,229,508 shares held by CB Healthcare Fund, L.P. Mr. Cain, one of our directors, is a Manager of CB Health Ventures, L.L.C., which is the general partner of CB Healthcare Fund, L.P. Mr. Cain disclaims beneficial ownership of shares held by CB Healthcare Fund, L.P.
(10) Includes 2,054,949 shares held by North Bridge Venture Partners, L.P. Mr. Geary, one of our directors, is a principal of North Bridge Venture Management, L.P., which is a general partner of North Bridge Venture Partners, L.P. Mr. Geary disclaims beneficial ownership of shares held by North Bridge Venture Partners, L.P.
(11) Includes 1,581,267 shares held by New Enterprise Associates VI, Limited Partnership. Mr. Nehra, one of our directors, is a general partner of NEA Partners VI, Limited Partnership, which is the general partner of New Enterprise Associates VI, Limited Partnership. Mr. Nehra disclaims beneficial ownership of shares held by New Enterprise Associates VI.
(12) Includes 391,779 shares issuable upon exercise of stock options exerciseable within 60 days of October 31, 1999 and 48,135 shares issuable upon exercise of immediately exerciseable warrants. Includes 1,094,262 shares held by JMI Equity Fund III, L.P., 1,229,508 shares held by CB Healthcare Fund, L.P., 2,054,949 shares held by North Bridge Venture Partners, L.P. and 1,581,267 shares held by New Enterprise Associates VI, Limited Partnership. Does not include shares beneficially owned by Barbara
     J. Seykora, who is not an executive officer of our company.

                          DESCRIPTION OF CAPITAL STOCK

  Effective upon the filing of our amended and restated articles of incorporation immediately prior to the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of capital stock, par value $.01 per share. Unless otherwise designated by our board of directors, all issued shares shall be deemed common stock with equal rights and preferences.

Common Stock

  As of October 31, 1999, there were 10,054,068 shares of our common stock outstanding.

  Holders of our common stock do not have cumulative voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared by the board of directors out of legally available funds. These rights are subject to the prior rights of any preferred stock then outstanding. See "Dividend Policy" for a further description of dividend rights.

  Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of our debts and other liabilities. These rights are subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

  Effective upon the closing of this offering, our board of directors will have the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the number of shares, designations and preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on those shares. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters.

  The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. It may have the effect of delaying, deferring or preventing a change in control our company. We currently do not plan to issue any shares of preferred stock.

Registration Rights

  After this offering, the holders of 6,248,922 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act as follows:

  . Demand Registration Rights: At any time beginning six months following our initial public offering, the holders of at least 30% of these shares of common stock can request that we register all or a portion of their shares. Upon this request, we must, subject to specific restrictions and limitations, use our best efforts to cause a registration statement covering the number of shares of common stock that are subject to the request to become effective. The holders may only require us to file three registration statements in response to their demand registration rights.

  . Piggyback Registration Rights: If we propose to register additional shares of our common stock under the Securities Act, subject to specific exceptions, the holders of the 6,248,922 shares can request that we register their shares in connection with our registration. However, the underwriter of the registration, if any, would have the right to limit the number of the 6,248,922 shares that may be included in the registration. These registration opportunities are unlimited.

  These registration rights terminate when all of these shares may be sold during any 90-day period under Rule 144 under the Securities Act.

Provisions of our Restated Articles and Bylaws and State Law Provisions with Potential Antitakeover Effects

  The existence of authorized but unissued preferred stock, described above, and specific provisions of Minnesota law, described below, could have an anti-takeover effect. These provisions are intended to provide management with flexibility, to enhance the likelihood of continuity and stability in the composition of our board of directors and the policies of our board and to discourage an unsolicited takeover of our company if our board of directors determines that the takeover is not in the best interests of our company and our shareholders. However, these provisions could have the effect of discouraging attempts to acquire us, which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

  Upon the closing of this offering, our board of directors will be divided into three classes serving staggered three-year terms. As a result of this division, generally at least two shareholders' meetings will be required for shareholders to effect a change in control of the board of directors. In addition, our bylaws will contain provisions that establish specific procedures for calling meetings of shareholders and appointing and removing members of the board of directors.

  Section 302A.671 of the Minnesota Business Corporation Act applies, with exceptions, to any acquisition of our voting stock from a person other than us, and other than in connection with specific types of mergers and exchanges to which we are a party, that results in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of these acquisitions by a majority vote of our shareholders to accord full voting rights to the acquired shares. In general, shares acquired in the absence of this approval are denied voting rights and are redeemable at their then fair market value by us within 30 days after the acquiring person has failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

  Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or by any of our subsidiaries, with any shareholder that purchases 10 percent or more of our voting shares within four years following this interested shareholder's share acquisition date. The business combination may be permitted if it is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder's share acquisition date.

Listing

  We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "EBNX."

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock will be Continental Stock Transfer and Trust Company. Its address is 2 Broadway, New York, NY 10004, and its telephone number is (212) 509-4000.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of this offering, we will have 15,054,068 shares of common stock outstanding, assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options to purchase common stock. All of our directors and executive officers and 1% shareholders, holding in the aggregate in excess of 64.6% of the outstanding shares of our common stock, have agreed that they will not, without the prior written consent of the representatives of the underwriters, sell or otherwise dispose of any shares of common stock or options to acquire shares of common stock during the 180-day period following the closing of this offering. See "Underwriting."

  The 5,000,000 shares of common stock being sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for shares held by our affiliates which may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 10,054,068 shares were issued and sold by us in private transactions and are deemed restricted securities under Rule 144. These shares may be sold in the public market only if registered under the Securities Act or if exempt from registration under Rules 144, 144(k) or 701 under the Securities Act, which rules are summarized below. Subject to the agreements between our shareholders and the underwriters, described above, and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market, subject in the case of shares held by affiliates to compliance with volume restrictions, as follows:

  . 61,800 shares will be available for immediate sale in the public market on the date of this prospectus;

  . 275,280 shares will be available for sale 90 days after the date of this prospectus; and

  . 9,716,988 shares will be available for sale under Rules 144 and 701 upon the expiration of agreements between our shareholders and the underwriters 180 days after the date of this prospectus.

  In general, under Rule 144, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted shares for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or approximately 150,540 shares immediately after this offering, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date of the sale. Sales under Rule 144 also are subject to requirements pertaining to the manner and notice of the sales and the availability of current public information concerning our company.

  Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the 90 days before a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares without regard to the requirements described above. To the extent that shares were acquired from an affiliate of our company, the transferee's holding period for the purpose of effecting a sale under Rule 144(k) commences on the date of transfer from the affiliate.

  Rule 701 provides that, beginning 90 days after the date of this prospectus, persons other than affiliates may sell shares of common stock acquired from us in connection with written compensatory benefit plans, including our 1993 Stock Option Plans, subject only to the manner of sale provisions of Rule 144. Beginning 90 days after the date of this prospectus, affiliates may sell these shares of common stock subject to all provisions of Rule 144 except the one-year minimum holding period.

  Shortly after the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all shares of common stock issuable under the 1993 Stock Option Plan, the 1999 Stock Incentive Plan and the Stock Purchase Plan. See "Management--Benefit Plans" for a further discussion of these plans. This Form S-8 registration statement is expected to become effective immediately upon filing and shares covered by that registration statement will then be eligible for sale in the public markets, subject to the Rule 144 limitations applicable to affiliates.

  Prior to this offering there has been no public market for our common stock, and no predictions can be made regarding the effect, if any, that sales of shares in the open market or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price.

  After the closing of this offering, the holders of 6,248,922 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of registration. For a discussion of these rights, see "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  The underwriters, through their representatives, BancBoston Robertson Stephens Inc., Warburg Dillon Read LLC and Thomas Weisel Partners LLC, have severally agreed to purchase from us the number of shares of common stock next to their respective names below. The underwriters are committed to purchase and pay for all the shares if any are purchased.

                                                                         Number of
Underwriters                                                              Shares
------------                                                             ---------
BancBoston Robertson Stephens Inc......................................
Warburg Dillon Read LLC................................................
Thomas Weisel Partners LLC.............................................
International Underwriters
--------------------------
BancBoston Robertson Stephens International Ltd........................
UBS AG, acting through its division Warburg Dillon Read................
Thomas Weisel Partners LLC.............................................
                                                                         ---------
  Total................................................................  5,000,000
                                                                         =========





  The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to
specific dealers at that price less a concession of $   per share, of which
$    may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. However, no reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

  The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock will be determined by negotiation among us and the representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to us, estimates of our business potential and prospects and the present state of our business operations.

  Overallotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of our common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total shares offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over allotments made in connection with the sale of the shares of common stock offered in this offering.

  The following table summarizes the compensation to be paid to the underwriters by eBenX:

                                                          Total
                                                   ------------------- -------
                                                    Without    With
                                              Per    Over-     Over-
                                             Share allotment allotment
                                             ----- --------- ---------
Underwriting discounts and commissions
  payable by eBenX.......................... $--     $--       $--

  We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $750,000.

  Indemnity. The underwriting agreement among us and the underwriters contains covenants of indemnity among the underwriters and us against identified civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-up Agreements. Each of our executive officers and directors and some of our shareholders have agreed, during the period of 180 days after the date of this prospectus, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to, any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by these holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens, Inc. However, BancBoston Robertson Stephens, Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to these lock-up agreements. There are no agreements between the representatives and any of our shareholders providing consent by the representatives to the sale of shares prior to the expiration of the 180-day lock-up period. BancBoston Robertson Stephens, Inc. has indicated that some of the factors it will consider in deciding to release all or a portion of the securities subject to these lock-up agreements include the nature of the request, the individual or entity making such request, number of shares requested to be released and general market conditions at the time of the request. At this time, it is not believed that its own position in the securities would be a factor.

  In addition, we have agreed that during the lock-up period, we will not, subject to specified exceptions, without the prior written consent of BancBoston Robertson Stephens, Inc.:

  . consent to the disposition of any shares held by shareholders prior to the expiration of the lock-up period; or

  . issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants or our issuance of options or shares under our 1993 Stock Option Plan.

  [Listing. The common stock has been approved for quotation on the Nasdaq National Market under the symbol "EBNX."]

  Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A stabilizing bid is a bid for or the purchase of common stock by the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of common stock by the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these types of transactions may be effected on the Nasdaq National Market or otherwise and if commenced may be discontinued at any time.

  Directed Share Program. The underwriters have reserved up to five percent (5%) of the common stock to be issued by us, at the initial public offering price, to our directors, officers, employees, business associates and other persons related to us. The number of shares of our common stock available for sale to the general public will be reduced to the extent these individuals purchase these reserved shares. Any reserved shares that are not purchased will be offered to the general public on the same basis as the other shares offered in the offering.


  Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 85 filed public offerings of equity securities, of which 58 have been completed, and has acted as a syndicate member in an additional 41 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

  The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota. Legal matters related to the offering will be passed upon for the underwriters by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and our common stock, you should review the registration statement and exhibits and schedules thereto. You may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from the Commission's Web site at http://www.sec.gov.

  Upon completion of this offering, we will be required to file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference room and the Web site of the Commission referred to above.

                                  EBENX, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.........................................   F-2
Consolidated Balance Sheets............................................   F-3
Consolidated Statements of Operations..................................   F-4
Consolidated Statement of Changes in Shareholders' Equity (Deficit)....   F-5
Consolidated Statements of Cash Flows..................................   F-6
Notes to Consolidated Financial Statements.............................   F-7

                         Report of Independent Auditors

Board of Directors and Shareholders
eBenX, Inc.

  We have audited the accompanying consolidated balance sheets of eBenX, Inc. (formerly known as Network Management Services, Inc.) as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eBenX, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 22, 1999

                                  EBENX, INC.

                          CONSOLIDATED BALANCE SHEETS
                 (dollars in thousands, except per share data)

                                    December 31                     Pro forma
                                  ----------------  September 30, September 30,
                                   1997     1998        1999          1999
                                  -------  -------  ------------- -------------
                                                            (unaudited)
             ASSETS
Current assets:
  Cash and cash equivalents...... $ 1,009  $ 1,681     $ 7,290       $ 7,290
  Investments....................   2,005       --          --            --
  Accounts receivable, less
    allowance of $51 at
    December 31, 1997 and 1998
    and September 30, 1999.......     573    1,964       3,321         3,321
  Prepaid expenses...............     143      324         712           712
  Other..........................      33       18          --            --
                                  -------  -------     -------       -------
     Total current assets........   3,763    3,987      11,323        11,323
  Property and equipment, net....   1,288    1,568       2,032         2,032
  Deposits.......................      33       41          62            62
                                  -------  -------     -------       -------
     Total assets................ $ 5,084  $ 5,596     $13,417       $13,417
                                  =======  =======     =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
(DEFICIT)
Current liabilities:
  Accounts payable............... $   181  $   837     $   724       $   724
  Accrued payroll................     333      493         804           804
  Accrued expenses...............      83      115         473           473
  Deferred revenue...............      64       10         160           160
  Note payable...................      --      750          --            --
                                  -------  -------     -------       -------
     Total current liabilities...     661    2,205       2,161         2,161
Redeemable Convertible Preferred
  Stock:
  Series A, $.01 par value:
    Authorized shares--1,128,627
    Issued and outstanding
    shares--1,110,627;
    Liquidation value--$1,000....     978      978         978            --
  Series B, $.01 par value:
    Authorized shares--1,910,835
    Issued and outstanding
    shares--1,910,835;
    Liquidation value--$500......   4,490    4,490       4,490            --
  Series C, $.01 par value:
    Authorized shares--3,227,460
    Issued and outstanding
    shares--3,227,460;
    Liquidation value--$10,500...      --       --      10,482            --
Shareholders' equity (deficit):
  Common Stock, $.01 par value:
     Authorized shares--
       7,000,000; Issued and
       outstanding shares--
       3,445,521--1997;
       3,480,321--1998;
       3,797,346--1999...........      34       35          38           100
     Pro forma authorized
       shares--100,000,000;
       Pro forma issued and
       outstanding shares--
       10,046,268................
  Additional paid-in capital.....     101      110       4,319        20,207
  Deferred stock based
    compensation.................     --       --       (4,127)       (4,127)
  Retained deficit...............  (1,180)  (2,222)     (4,924)       (4,924)
                                  -------  -------     -------       -------
Total shareholders' equity
  (deficit)......................  (1,045)  (2,077)     (4,694)       11,256
                                  -------  -------     -------       -------
Total liabilities and
  shareholders' equity
  (deficit)...................... $ 5,084  $ 5,596     $13,417       $13,417
                                  =======  =======     =======       =======

                            See accompanying notes.

                                  EBENX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (dollars in thousands, except per share data)

                                                               Nine months ended
                              Year ended December 31             September 30,
                         ----------------------------------  ----------------------
                            1996        1997        1998        1998        1999
                         ----------  ----------  ----------  ----------  ----------
                                                                  (unaudited)
Net revenue............. $    4,360  $    7,093  $   10,122  $    6,669  $   11,746
Costs and expenses:
  Cost of services......      2,480       4,496       6,958       4,791       9,069
  Selling, general and
    administrative......      1,796       2,068       2,831       1,986       3,338
  Research and
    development.........        863       1,242       1,519       1,017       2,294
  Amortization of stock
    based
    compensation........        --          --          --          --           67
                         ----------  ----------  ----------  ----------  ----------
     Total costs and
       expenses.........      5,139       7,806      11,308       7,794      14,768
                         ----------  ----------  ----------  ----------  ----------
Loss from operations....       (779)       (713)     (1,186)     (1,125)     (3,022)
Interest income.........        198         213         144         101         320
                         ----------  ----------  ----------  ----------  ----------
Net loss................ $     (581) $     (500) $   (1,042) $   (1,024) $   (2,702)
                         ==========  ==========  ==========  ==========  ==========
Net loss per share:
  Basic and diluted..... $     (.18) $     (.15) $     (.30) $     (.30) $     (.77)
                         ==========  ==========  ==========  ==========  ==========
Shares used in
  calculation of net
  loss per share:
  Basic and diluted.....  3,312,981   3,375,732   3,463,116   3,457,455   3,516,747
                         ==========  ==========  ==========  ==========  ==========
Pro forma net loss per
  share:
  Basic and diluted.....                         $     (.16)             $     (.33)
                                                 ==========              ==========
Shares used in
  calculation of pro
  forma net loss per
  share:
  Basic and diluted.....                          6,484,578               8,103,243
                                                 ==========              ==========


                            See accompanying notes.

                                  EBENX, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                             (dollars in thousands)

                            Common Stock   Additional   Deferred
                          ----------------  Paid-In   Stock Based  Retained
                           Shares   Amount  Capital   Compensation Deficit    Total
                          --------- ------ ---------- ------------ --------  -------
Balance at December 31,
  1995..................  3,294,741  $33     $   79     $    --    $   (99)  $    13
 Exercise of stock
   options..............     31,680   --          3          --         --         3
 Exercise of stock
   warrants.............      4,800   --          1          --         --         1
 Net loss...............         --   --         --          --       (581)     (581)
                          ---------  ---     ------     -------    -------   -------
Balance at December 31,
  1996..................  3,331,221   33         83          --       (680)     (564)
 Exercise of stock
   options..............    114,300    1         18          --         --        19
 Net loss...............         --   --         --          --       (500)     (500)
                          ---------  ---     ------     -------    -------   -------
Balance at December 31,
  1997..................  3,445,521   34        101          --     (1,180)   (1,045)
 Exercise of stock
   options..............     34,800    1          9          --         --        10
 Net loss...............         --   --         --          --     (1,042)   (1,042)
                          ---------  ---     ------     -------    -------   -------
Balance at December 31,
  1998..................  3,480,321   35        110          --     (2,222)   (2,077)
 Exercise of stock
   options..............    317,025    3         15          --         --        18
 Deferred stock-based
   compensation.........         --   --      4,194      (4,194)        --        --
 Amortization of stock-
   based compensation...         --   --         --          67         --        67
 Net loss...............         --   --         --          --     (2,702)   (2,702)
                          ---------  ---     ------     -------    -------   -------
Balance at September 30,
  1999 (unaudited)......  3,797,346  $38     $4,319     $(4,127)   $(4,924)  $(4,694)
                          =========  ===     ======     =======    =======   =======


                            See accompanying notes.

                                  EBENX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                 Nine months
                                                                    ended
                                     Year ended December 31     September 30
                                     ------------------------  ----------------
                                      1996     1997    1998     1998     1999
                                     -------  ------  -------  -------  -------
                                                                 (unaudited)
Operating activities:
 Net loss........................... $  (581) $ (500) $(1,042) $(1,024) $(2,702)
 Adjustments to reconcile net loss
  to net cash (used in) provided by
  operating activities:
  Depreciation of property and
    equipment.......................     192     327      481      347      475
  Amortization of stock-based
    compensation....................      --      --       --       --       67
  Noncash expense relating to
    common stock issued.............       3      --       --       --       --
  Changes in operating assets and
    liabilities:
   Accounts receivable..............    (440)     27   (1,391)  (1,156)  (1,357)
   Other current assets.............       6    (151)    (166)    (232)    (370)
   Accounts payable.................     (11)     84      656       14     (113)
   Accrued expenses.................      62     238      192       92      669
   Deferred revenue.................     (50)     65      (55)     360      150
   Deposits.........................      --     (23)      (6)      --      (21)
                                     -------  ------  -------  -------  -------
     Net cash (used in) provided by
      operating activities..........    (819)     67   (1,331)  (1,599)  (3,202)
Investing activities:
 Additions to property and
   equipment........................    (523)   (692)    (761)    (609)    (939)
 Purchase of investments............  (2,006)     --       --       --       --
 Sale of investments................      --       1    2,005    2,005       --
                                     -------  ------  -------  -------  -------
  Net cash (used in) provided by
    investing activities............  (2,529)   (691)   1,244   (1,396)    (939)
Financing activities:
 Proceeds from note payable.........      --      --      750       --       --
 Payment of note payable............      --      --       --       --     (750)
 Stock options and warrants
   exercised........................       1      19        9        8       18
 Proceeds from issuance of preferred
   stock............................   4,490      --       --       --   10,482
                                     -------  ------  -------  -------  -------
  Net cash provided by financing
    activities......................   4,491      19      759        8    9,750
                                     -------  ------  -------  -------  -------
Net increase (decrease) in cash and
  cash equivalents..................   1,143    (605)     672     (195)   5,609
Cash and cash equivalents at
  beginning of year.................     471   1,614    1,009    1,009    1,681
                                     -------  ------  -------  -------  -------
Cash and cash equivalents at end of
  year.............................. $ 1,614  $1,009  $ 1,681  $   814  $ 7,290
                                     =======  ======  =======  =======  =======


                            See accompanying notes.

                                  EBENX, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

1. Business Description and Summary of Significant Accounting Policies

Business Description

  EBenX, Inc. (formerly known as Network Management Services, Inc.), a Minnesota corporation incorporated in September 1993 (the Company), provides business-to-business e-commerce and connectivity solutions to employers and health plans for the purchase, eligibility administration and premium payment of group health insurance benefits. The Company's customers are located throughout the United States.

Principles of Consolidation

  The consolidated financial statements include the Company and Managed Care Buyer's Group, Inc., its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are considered to be available for sale. The carrying value of cash equivalents approximates fair value at December 31, 1998 and 1997.

Investments

  Investments at December 31, 1997 consist of United States Treasury notes which are classified as available for sale. The cost of investments approximates fair value.

Property and Equipment

  Property and equipment, including purchased software, is stated at cost for items purchased and at estimated fair value for items contributed by the founding shareholders. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of five to seven years. Leasehold improvements are amortized over the estimated life of the assets or the related lease term, whichever is less, on a straight-line basis.

Income Taxes

  Income taxes are accounted for under the liability method. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities.

Revenue Recognition

  The Company generates revenue from providing data exchange and procurement services. Data exchange services represent business-to-business e-commerce and connectivity solutions to employers and health plans for the purchase, eligibility administration and premium payment of group health insurance benefits by utilizing proprietary and licensed technology. Procurement services consist of the Company assisting and advising customers on the selection of potential suppliers, preparation of requests for proposals, evaluation of proposals, and rate negotiations. The Company's ongoing data exchange contracts range in duration from one to three years. Procurement services agreements do not exceed five years in duration. The Company earns revenue under the contracts and agreements as services are performed. Revenues generated from data exchange services for the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1998 and 1999 were $3,467,000, $5,432,000, $7,742,000, $4,828,000, and $9,193,000, respectively.
Revenues generated from procurement services for the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1998 and 1999 were $893,000, $1,661,000, $2,380,000, $1,841,000, and $2,553,000,
respectively.

Research and Development and Software Development

  Research and development costs are expensed when incurred. Software development costs are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility and proven marketability of the product are established.

                                  EBENX, INC.

1. Business Description and Summary of Significant Accounting Policies
(Continued)

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Advertising Costs

  The Company expenses advertising costs as incurred. The amount of advertising expensed during 1996, 1997 and 1998 was $15,006, $24,148 and $73,326, respectively.

Impairment of Long-Lived Assets

  The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Stock-Based Compensation

  The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Stock Split

  The Company intends to effect a three-for-one stock split immediately prior to the offering. Accordingly, all share, per share, weighted average share information, and redeemable convertible preferred stock have been restated to reflect the split.

Net Loss Per Share

  Basic earnings per share is based on the weighted average shares outstanding during the period. Diluted earnings per share increases the shares used in the per share calculation by the dilutive effects of options, warrants, and convertible securities. The Company's common stock equivalent shares outstanding from stock options and warrants are excluded from the diluted earnings per share computation as their effect is antidilutive.

Pro Forma Shareholders' Equity

  Upon the closing of the Company's planned initial public offering, all outstanding shares of Series A, B and C preferred stock will automatically convert into 6,248,922 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at September 30, 1999.

Pro Forma Net Loss Per Share

  Pro forma net loss per share for the year ended December 31, 1998 and the nine months ended September 30, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B and C preferred stock into shares of the Company's common stock as if such conversion occurred on January 1, 1998, or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 3,021,462 shares for the year ended December 31, 1998 and 4,586,496 shares for the nine months ended September 30, 1999. The pro forma effects of these transactions are unaudited.

                                  EBENX, INC.

1. Business Description and Summary of Significant Accounting Policies
(Continued)

Interim Financial Statements

  The interim financial statements for the nine months ended September 30, 1998 and 1999, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results of the entire year.

Reclassification

Certain prior year items have been reclassified to conform to the current year presentation.

2. Property and Equipment, Net

Property and equipment as of December 31 are as follows:

                                                           1997        1998
                                                        ----------  -----------
   Office equipment.................................... $1,198,887  $ 1,455,009
   Purchased software..................................    363,612      563,532
   Furniture and fixtures..............................    241,763      474,085
   Leasehold improvements..............................    154,488      227,321
                                                        ----------  -----------
                                                         1,958,750    2,719,947
   Less accumulated depreciation.......................   (670,642)  (1,151,684)
                                                        ----------  -----------
                                                        $1,288,108  $ 1,568,263
                                                        ==========  ===========

3. Note Payable

The Company has a $1,500,000 revolving promissory note with a bank with interest at 1% over the bank's base rate (8.75% at December 31, 1998). The promissory note is secured by all business assets of the Company and matures on December 31, 1999. The loan is guaranteed by the Company's wholly owned subsidiary. At December 31, 1998, the outstanding balance was $750,000. The promissory note was repaid during 1999.

4. Shareholders' Equity

Common Stock

The Company had agreements with two founding shareholders which entitled the Company to repurchase one-half of the shares held by these shareholders for $.01 per share if the shareholders' employment was terminated with cause or in the event that the employee terminated employment under certain circumstances. These agreements expired in August 1997 and no shares were repurchased under the agreements.

Convertible Preferred Stock

Under provisions of stock purchase agreements, the holders of the Company's preferred stock are entitled to:

  . liquidation preference of $.90 and $2.355 for each Series A and Series B preferred share, respectively, plus unpaid accumulated dividends. After payment of this preference amount, remaining distributable assets, if any, will be distributed on a pro rata basis between the preferred and common shareholders.

  . Annual preferential noncumulative dividends of $.09 (Series A) and $.236 (Series B) for each share payable only if declared by the Board of Directors.

                                  EBENX, INC.

4. Shareholder's Equity--(Continued)

  . Voting rights similar to common shareholders.

  . One director each, to the Company's Board of Directors for Series A and Series B.

Each preferred share may be converted to common shares at the option of the holder. In addition, the preferred shares shall be automatically converted to common shares if (i) the Company closes the issuance and sale of common shares in a public offering in which the gross proceeds equal or exceed $10,000,000, or (ii) 80% of the preferred stock has been converted. The number of shares issuable in exchange for each preferred share upon either optional or automatic conversion shall be equal to $.90 (Series A) and $2.355 (Series B) divided by the conversion price then in effect, as defined. The initial conversion price of $.90 (Series A) and $7.065 (Series B) will be adjusted as necessary to prevent dilution resulting from, among other things, issuance of additional common stock, options or convertible securities.

On April 30, 2004, and on each of the first and second anniversaries thereof, the Company shall offer to redeem 33 1/3%, 50% and 100%, respectively, of the Series A preferred shares for $.90 and Series B preferred shares for $2.355, respectively, per share plus accrued but unpaid dividends.

The preferred stock purchase agreements contain certain restrictive covenants which prohibit, among other things, the Company from authorizing additional shares of Series A and Series B preferred stock or new classes of capital stock with preferences greater than those given to the Series A and Series B preferred shareholder, merging or consolidating with another corporation, or effecting a change in control of the Company. In addition, capital expenditures in excess of $100,000 for any item or related items require the approval of the director elected by the preferred shareholders.

5. Income Taxes

At December 31, 1997 and 1998, the Company's deferred taxes are as follows:

                                                            1997       1998
                                                          ---------  ---------
   Deferred tax assets:
     Net operating loss carryforwards...................  $ 409,000  $ 665,000
     Bonus and vacation.................................    127,000    188,000
     Accounts receivable allowance......................     19,000     19,000
                                                          ---------  ---------
                                                            555,000    872,000
   Deferred tax liabilities:
     Depreciation.......................................    (96,000)   (93,000)
                                                          ---------  ---------
                                                            (96,000)   (93,000)
                                                          ---------  ---------
   Net deferred tax assets before valuation allowance...    459,000    779,000
   Less valuation allowance.............................   (459,000)  (779,000)
                                                          ---------  ---------
   Net deferred tax assets..............................  $      --  $      --
                                                          =========  =========

The Company has established a valuation allowance to fully reserve for the net deferred tax assets at December 31, 1997 and 1998, respectively. The valuation allowance was established due to the available evidence indicating that it is not more than likely that the deferred tax assets will be realized.

As of December 31, 1998, the Company has unused federal and state research and development tax credit carryforwards of approximately $100,000 which expire at various times through 2011. In addition, the Company has unused federal net operating loss carryforwards at December 31, 1998 of approximately $1,751,000, which expire at various times through 2013. The utilization of these carryforwards is dependent upon the Company's ability to generate sufficient taxable income during the carryforward periods.

                                  EBENX, INC.

6. Operating Leases

The Company leases or subleases its office space and certain equipment under terms of noncancelable operating lease agreements which expire through February 2003. Future lease payments for all operating leases, excluding executory costs, such as management and maintenance fees are as follows:

   Year ending December 31:
   1999............................................................ $1,100,020
   2000............................................................    863,391
   2001............................................................    530,439
   2002............................................................    118,730
   2003............................................................     19,840
                                                                    ----------
                                                                    $2,632,420
                                                                    ==========

Rent expense, including the Company's pro rata share of certain operating costs, was $239,042, $560,281 and $975,731 in 1996, 1997 and 1998,
respectively.

7. Significant Customers

Significant customer activity as a percent of the Company's net revenue in 1996, 1997 and 1998 is as follows:

                                                               1996  1997  1998
                                                               ----  ----  ----
   Customer A................................................. 22.6% 14.5% 14.0%
   Customer B.................................................  --   16.1% 19.1%
   Customer C................................................. 17.7% 12.8%  --
   Customer D.................................................  9.7% 10.4%  8.6%
   Customer E.................................................  --    --   17.1%

8. Stock Options and Warrants

In 1993, the Company adopted the 1993 Stock Option Plan (the Plan) to encourage stock ownership by employees, directors and other individuals as determined by the Board of Directors. The Plan provides that options granted thereunder may be either incentive stock options (ISOs), as defined by the Internal Revenue Code, or nonqualified stock options.

The Board of Directors determines who will receive options under the Plan and sets the terms, including vesting dates. Options may have a maximum term of no more than ten years except in the case of a shareholder possessing more than 10% of the total voting power of all classes of stock (a 10% shareholder) in which case the maximum term is five years. The exercise price of ISOs granted under the Plan must be at least equal to the fair market value (or in the case of a 10% shareholder, 110% of the fair market value) of the common stock on the date of grant. The exercise price of nonqualified options is determined by the Board of Directors.

The exercise price may be paid in cash, shares of previously owned common stock, or by issuance of a promissory note. In addition, the Plan also contains a provision allowing the Company to permit option holders to pay their withholding obligation through share redirection. If an option expires, terminates or is canceled, the shares not purchased thereunder may become available for additional option awards under the Plan. The Plan expires in 2003.

                                  EBENX, INC.

8. Stock Options and Warrants--(Continued)

In connection with the granting of stock options to employees, the Company recorded stock-based compensation totaling approximately $67,000 in the quarter ended September 30, 1999. This amount represents the difference between the exercise price and the deemed fair value of the Company's common stock for accounting purposes on the date these stock options were granted. Deferred stock-based compensation of $4.1 million is included as a component of stockholders' equity and is being amortized over the vesting period of the options. The amortization of the remaining deferred stock-based compensation will result in additional charges to operations through fiscal 2003. The amortization of stock-based compensation is classified as a separate component of operating expenses in the consolidated statement of operations.

Option activity is summarized as follows:

                                    Shares         Shares       Weighted
                                 Available for  Outstanding   Average Price
                                     Grant     Under the Plan   Per Share
                                 ------------- -------------- -------------
   Balance at December 31,
     1996.....................      683,028      1,169,745        $ .18
     Granted..................     (613,845)       613,845        $ .60
     Exercised................           --       (114,300)       $ .16
     Canceled.................      301,200       (301,200)       $ .32
                                   --------      ---------        -----     ---
   Balance at December 31,
     1997.....................      370,383      1,368,090        $ .34
     Additional shares
       reserved for issuance..      300,000             --           --
     Granted..................     (622,950)       622,950        $ .71
     Exercised................           --        (34,800)       $ .27
     Canceled.................      294,450       (294,450)       $ .17
                                   --------      ---------        -----     ---
   Balance at December 31,
     1998.....................      341,883      1,661,790        $ .45
                                   ========      =========        =====     ===

The weighted average fair value of options granted in 1997 and 1998 was $.14 and $.15 per share, respectively. The exercise prices are equal to the estimated fair value of the common stock as determined by the Board of Directors on the grant dates. The options are exercisable over a four-year to five-year vesting period and expire at various dates through 2003. At December 31, 1997 and 1998, options to purchase 290,604 and 447,078 shares of common stock are exercisable, respectively, at weighted average exercise prices of $.13 and $.23, respectively. Exercise prices for options outstanding as of December 31, 1997 and 1998, ranged from $.10 to $.75 and $.10 to $.60, respectively. The weighted average remaining contractual life of those options at December 31, 1997 and 1998 is 4.5 and 4.4 years, respectively.

Pro forma information regarding net loss and loss per share is required by Statement 123, an has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using the minimum value option pricing model with the following weighted average assumptions for 1996, 1997 and 1998: risk free interest rate of 5.50%, dividend yield of 0%, and a weighted average expected life of the option of five years.

Had the Company recorded compensation cost in accordance with Statement 123, the net loss and loss per share would have been:

                                                       December 31,
                                              ---------------------------------
                                                1996       1997        1998
                                              ---------  ---------  -----------
   Net Loss:
     As reported............................  $(580,857) $(500,453) $(1,041,632)
     Pro forma..............................  $(584,915) $(518,244) $(1,078,880)
   Basic and diluted net loss per share:
     As reported............................      $(.18)     $(.15)       $(.30)
     Pro forma..............................      $(.18)     $(.15)       $(.31)

                                  EBENX, INC.

8. Stock Options and Warrants--(Continued)

During September 1995, the Company entered into a line of credit agreement to borrow up to $550,000, which expired in August 1996. In connection with the agreement, the Company issued a warrant to purchase 18,000 shares of the Company's Series A Convertible Preferred Stock at $.90 per share. The warrants are exercisable over ten years.

During 1995, the Company granted three employees warrants to purchase 65,415 shares of common stock at $.01 per share. The warrants, which are immediately exercisable and expire at various times between June 30, 2000 and August 31, 2000, were granted in lieu of cash compensation.

9. Employee Benefit Plans

The Company has a 401(k) plan covering substantially all employees. Under the terms of the plan, participants may contribute 2% to 20% of their salary to the plan. Employees are eligible after one day of service and upon attainment of age 21. The Company may make matching contributions based on a discretionary formula or may contribute a discretionary amount. The Company did not make any contributions in 1996, 1997 or 1998.

10. Subsequent Event (Unaudited)

In May and June 1999, the Company sold a total of 3,227,460 shares of Series C preferred stock resulting in net proceeds to the Company of $10,482,000. The Series C shareholders have liquidation preference of $3.25 per share, plus accumulated dividends. Annual preferential cumulative dividends of $.16 per share are payable only if declared by the Board. The Series C preferred shareholders are able to elect two members on the Company's Board of Directors. The Series C preferred shares have voting rights similar to common shareholders. The Series C preferred shares are convertible into common shares at a conversion rate of $3.25 per share.

                                  [eBenX Logo]

  Until    , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                  [eBenX LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  Except as set forth below the following fees and expenses will be paid by eBenX in connection with the issuance and distribution of the securities registered hereby and do not include underwriting commissions and discounts. All such expenses, except for the SEC registration, NASD filing and Nasdaq listing fees, are estimated.

   SEC registration fee...............................................  $ 19,982
   NASD filing fee....................................................  $  7,400
   Nasdaq National Market listing fee.................................  $ 85,500
   Legal fees and expenses............................................  $275,000
   Accounting fees and expenses.......................................  $125,000
   Transfer Agent's and Registrar's fees..............................  $ 10,000
   Printing and engraving expenses....................................  $125,000
   Miscellaneous......................................................  $102,118
                                                                        --------
     Total............................................................  $750,000
                                                                        ========

Item 14. Indemnification of Directors and Officers

  Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and
Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions in such person's official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

  Provisions regarding indemnification of officers and directors of eBenX to the extent permitted by Section 302A.521 are contained in eBenX's Bylaws.

  In addition, the employment agreements with officers of eBenX that are described in this prospectus require eBenX, to the extent permitted by law, to indemnify each of these officers and to obtain directors' and officers' liability insurance coverage in such amount as the board of directors of eBenX determines to be appropriate.

Item 15. Recent Sales of Unregistered Securities

  During the three years prior to the date of this Registration Statement, we have sold and issued the following securities:

      (1) In December 1997, pursuant to Rule 701 of the Securities Act, we issued and sold 38,100 shares of common stock to employees for aggregate consideration of $18,670 upon the exercise of stock options issued pursuant to our 1993 Stock Option Plan.

      (2) From May until August 1998, pursuant to Rule 701 of the Securities Act, we issued and sold 11,100 shares of common stock to employees for aggregate consideration of $8,415 upon the exercise of stock options issued pursuant to our 1993 Stock Option Plan.

      (3) From March until September 1999, pursuant to Rule 701 of the Securities Act, we issued and sold 19,450 shares of common stock to employees for aggregate consideration of $16,200 upon the exercise of stock options issued pursuant to our 1993 Stock Option Plan.

      (4) In May and June 1999, we issued and sold 1,075,820 shares of Series C Convertible Preferred Stock to certain accredited investors for aggregate consideration of $10,500,003.20 pursuant to Rule 506 of Regulation D of the Securities Act.

  The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us. No placement agents were used in any of the foregoing transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

  Number  Description
  ------  -----------
   1.1    Form of Underwriting Agreement.
   3.1**  Fifth Amended and Restated Articles of Incorporation of the Company
          (proposed to be effective immediately prior to the offering).
   3.2**  Amended and Restated Bylaws of the Company (proposed to be effective immediately prior to the offering).
   3.3    Fourth Amended and Restated Articles of Incorporation of the Company,
          as amended (effective until immediately prior to the offering).
   4.1**  Form of Certificate of Common Stock of the Company.
   5.1**  Opinion of Dorsey & Whitney LLP.
  10.1**  1993 Stock Option Plan.
  10.2**  1999 Stock Incentive Plan.
  10.3**  1999 Employee Stock Purchase Plan.
  10.4**+ Services Agreement by and between the Company and PepsiCo, Inc., dated June 1, 1997.
  10.5**+ Services Agreement by and between the Company and Bell Atlantic
          Corporation, dated July 1, 1998.
  10.6**+ Administrative Services Agreement by and between the Company and The
          Blue Cross Blue Shield Association, dated May 6, 1999.
  10.7**+ Administrative Services Agreement by and between the Company and GE
          Capital Services Corporation, dated January 1, 1996.
  10.8**+ Services Agreement by and between the Company and General Electric
          Company, dated January 1, 1997.
  10.9**  Employment Agreement by and between the Company and Mark Tierney, dated as of April 22, 1999 and amended and restated on September 28,
          1999.
  10.10** Employment Agreement by and between the Company and John Davis, dated as of April 12, 1999.
  10.11** Employment Agreement by and between the Company and Scott Halstead, dated as of April 22, 1999.
  10.12** Standard Office Lease by and between Minnesota CC Properties, Inc.
          and The Prudential Insurance Company of America, dated December 31,
          1993.
  10.13** Office Sublease by and between the Company and The Prudential
          Insurance Company of America, dated March 19, 1997.
  10.14** First Amendment of Sublease by and between the Company and The
          Prudential Insurance Company of America, dated August 10, 1999.
  10.15** Consent of Landlord, by and among the Company, Teachers Insurance and
          Annuity Association (successor to Minnesota CC Properties, Inc.), and
          The Prudential Insurance Company of America, dated August 30, 1999.
  10.16** Standard Office Lease by and between the Company and ND Properties,
          Inc., dated March 12, 1997.

  Number   Description
  ------   -----------
  10.17**  Amendment No. 1 to Lease Agreement by and between the Company and ND
           Properties, Inc., dated October 1, 1997.
  10.18**  Amendment No. 2 to Lease Agreement by and between the Company and ND
           Properties, Inc., dated December 23, 1997.
  10.19**  Amendment No. 3 to Lease Agreement by and between the Company and
           Teachers Insurance and Annuity Association of America (successor to
           ND Properties, Inc.), dated January 19, 1999.
  10.20**+ Healtheon Service Employer Group Distribution Agreement by and
           between the Company and Healtheon Corporation, dated September 30,
           1999.
  10.21**  Second Amended and Restated Investors' Rights Agreement, dated June
           9, 1999 (relating to the registration rights relating to Series A,
           Series B and Series C Preferred Stock).
  21.1**   Subsidiaries of the Company.
  23.1     Consent of Ernst & Young LLP.
  23.2     Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
  24.1**   Powers of Attorney (included on signature page).
  27.1**   Financial Data Schedule.

--------

**Previously filed.

+ Confidential information has been omitted from these exhibits and filed separately with the Securities and Exchange Commission accompanied by a confidential treatment request pursuant to Rule 406 under the Securities Act of 1933, as amended.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 29, 1999.

                                          EBENX, INC.

                                                      /s/ John J. Davis
                                          By: _________________________________
                                                       John J. Davis,
                                                President and Chief Executive
                                                           Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed on November 29, 1999 by the following persons in the capacities indicated.

             Signature                           Title
             ---------                           -----


        /s/ Mark W. Tierney          Chairman and Director
____________________________________  (principal executive
          Mark W. Tierney             officer)

         /s/ John J. Davis           President, Chief Executive
____________________________________  Officer and Director
           John J. Davis              (principal executive
                                      officer)

       /s/ Scott P. Halstead         Chief Financial Officer and
____________________________________  Secretary (principal
         Scott P. Halstead            financial officer and
                                      principal accounting
                                      officer)

       /s/ Michael C. Bingham        Senior Vice President,
____________________________________  Business Development and
         Michael C. Bingham           Director

                 *                   Director
____________________________________
           Paul V. Barber

                 *                   Director
____________________________________
          James P. Bradley

                 *                   Director
____________________________________
           Daniel M. Cain

                 *                   Director
____________________________________
          William J. Geary

                 *                   Director
____________________________________
             John Nehra


     /s/ Scott P. Halstead
*By: __________________________
          Attorney-in-Fact

                                 EXHIBIT INDEX

  Number   Description
  ------   -----------
   1.1     Form of Underwriting Agreement.
   3.1**   Fifth Amended and Restated Articles of Incorporation of the Company
           (proposed to be effective immediately prior to the offering).
   3.2**   Amended and Restated Bylaws of the Company (proposed to be effective immediately prior to the offering).
   3.3     Fourth Amended and Restated Articles of Incorporation of the
           Company, as amended (effective until immediately prior to the offering).
   4.1**   Form of Certificate of Common Stock of the Company.
   5.1**   Opinion of Dorsey & Whitney LLP.
  10.1**   1993 Stock Option Plan.
  10.2**   1999 Stock Incentive Plan.
  10.3**   1999 Employee Stock Purchase Plan.
  10.4**+  Services Agreement by and between the Company and PepsiCo, Inc., dated June 1, 1997.
  10.5**+  Services Agreement by and between the Company and Bell Atlantic
           Corporation, dated July 1, 1998.
  10.6**+  Administrative Services Agreement by and between the Company and The
           Blue Cross Blue Shield Association, dated May 6, 1999.
  10.7**+  Administrative Services Agreement by and between the Company and GE
           Capital Services Corporation, dated January 1, 1996.
  10.8**+  Services Agreement by and between the Company and General Electric
           Company, dated January 1, 1997.
  10.9**   Employment Agreement by and between the Company and Mark Tierney, dated as of April 22, 1999, and amended and restated on September
           28, 1999.
  10.10**  Employment Agreement by and between the Company and John Davis, dated as of April 12, 1999.
  10.11**  Employment Agreement by and between the Company and Scott Halstead, dated as of April 22, 1999.
  10.12**  Standard Office Lease by and between Minnesota CC Properties, Inc.
           and The Prudential Insurance Company of America, dated December 31,
           1993.
  10.13**  Office Sublease by and between the Company and The Prudential
           Insurance Company of America, dated March 19, 1997.
  10.14**  First Amendment of Sublease, by and between the Company and The
           Prudential Insurance Company of America, dated August 10, 1999.
  10.15**  Consent of Landlord, by and among the Company, Teachers Insurance and Annuity Association (successor to Minnesota CC Properties,
           Inc.), and The Prudential Insurance Company of America, dated August
           30, 1999.
  10.16**  Standard Office Lease by and between the Company and ND Properties,
           Inc., dated March 12, 1997.
  10.17**  Amendment No. 1 to Lease Agreement by and between the Company and ND
           Properties, Inc., dated October 1, 1997.
  10.18**  Amendment No. 2 to Lease Agreement by and between the Company and ND
           Properties, Inc., dated December 23, 1997.
  10.19**  Amendment No. 3 to Lease Agreement by and between the Company and
           Teachers Insurance and Annuity Association of America (successor to
           ND Properties, Inc.), dated January 19, 1999.
  10.20**+ Healtheon Service Employer Group Distribution Agreement by and
           between the Company and Healtheon Corporation, dated September 30,
           1999.
  10.21**  Second Amended and Restated Investors' Rights Agreement, dated June
           9, 1999 (relating to the registration rights relating to Series A,
           Series B and Series C Preferred Stock).
  21.1**   Subsidiaries of the Company.
  23.1     Consent of Ernst & Young LLP.
  23.2     Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
  24.1**   Powers of Attorney (included on signature page).
  27.1**   Financial Data Schedule.

--------

**Previously filed.

+Confidential information has been omitted from these exhibits and filed separately with the Securities and Exchange Commission accompanied by a confidential treatment request pursuant to Rule 406 under the Securities Act of 1933, as amended.